   As filed with the Securities and Exchange Commission on October 25, 2001
                                                      Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                       SIZELER PROPERTY INVESTORS, INC.
            (Exact name of registrant as specified in its charter)

              Maryland                                 72-1082589
    (State or other jurisdiction                    (I.R.S. Employer
  of incorporation or organization)                Identification No.)

                            2542 Williams Boulevard
                            Kenner, Louisiana 70062
                                (504) 471-6200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          SIDNEY W. LASSEN, Chairman
                            2542 Williams Boulevard
                            Kenner, Louisiana 70062
                                (504) 471-6200
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                               ----------------

                                  Copies to:

                           WILLIAM I. SCHAPIRO, Esq.
                       Jaeckle Fleischmann & Mugel, LLP
                800 Fleet Bank Building, Twelve Fountain Plaza
                            Buffalo, New York 14202
                                (716) 856-0600

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

   If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plan, please check the
following box.   [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection
with dividend or interest reinvestment plans, check the following box.   [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                  Proposed Maximum
                                                     Aggregate      Amount of
                Title of Each Class                Offering Price  Registration
          of Securities to be Registered               (1)(2)          Fee
-------------------------------------------------------------------------------
  Debt Securities................................
  Preferred Stock (3)............................   $100,000,000   $ 25,000 (6)
  Common Stock (4)...............................
  Warrants (5)...................................
-------------------------------------------------------------------------------

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(1) The aggregate maximum offering price of all securities issued pursuant to this Registration Statement will not exceed $100 million. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D of Form S-3 and (b) will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3) Subject to footnote (1), includes such indeterminate number of shares of preferred stock as may be issued upon conversion of or in exchange for any debt securities that provide for conversion or exchange into shares of preferred stock. No separate consideration will be received for the shares of preferred stock issued upon conversion of or in exchange for debt securities.

(4) Subject to footnote (1), includes such indeterminate number of shares of common stock as may be issued upon conversion of or in exchange for any debt securities or shares of preferred stock that provide for conversion or exchange into shares of common stock. No separate consideration will be received for the shares of common stock issued upon conversion of or in exchange for debt securities or shares of preferred stock.

(5) Warrants may be sold separately or with debt securities, shares of preferred stock or shares of common stock.

(6) The registration fee has been calculated pursuant to Rule 457(o) and reflects the offering price rather than the principal amount, of any securities issued at a discount.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

                               EXPLANATORY NOTE

   This Registration Statement relates to securities which may be offered from time to time by Sizeler Property Investors, Inc. ("Sizeler"). This Registration Statement contains a form of basic prospectus (the "Basic Prospectus") relating to Sizeler which will be used in connection with an offering of securities by Sizeler. The specific terms of the securities to be offered will be set forth in a prospectus supplement relating to such securities (the "Prospectus Supplement"). This Registration Statement also contains a form of a Preliminary Prospectus Supplement which is not part of the Basic Prospectus and relates to a proposed offering of preferred stock and convertible subordinated debentures of the Company.

                             SUBJECT TO COMPLETION

                             Dated October 25, 2001

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 25, 2001)

                                  $61,900,000

                        SIZELER PROPERTY INVESTORS, INC.

       9.0% Convertible Subordinated Debentures due July 15, 2009 and/or
              10.0% Series B Cumulative Redeemable Preferred Stock

                                 ------------

  The debentures and the Series B preferred stock are being offered to the public in this cash offering.

  . Descriptions of the debentures and the Series B preferred stock can be found under "Summary," "Terms of the Debentures" and "Terms of the Series B Preferred Stock" in this prospectus supplement.

  . Upon completion of the offering, we intend to list the debentures and the Series B preferred stock on the New York Stock Exchange.

  . In connection with our offering of securities, we have retained Cohen & Steers Capital Advisors, LLC as our placement agent. Cohen & Steers has no commitment to purchase securities and will act only as an agent in the obtaining of indications of interest from certain institutions in various jurisdictions on the securities. Cohen & Steers has made no commitment as to the amount of securities that will be sold in the offering. See "Plan of Distribution."

  . We expect that the debentures will be ready for delivery in book-entry form only through The Depository Trust Company, and the Series B
      preferred stock in certificated form, on or about           , 2002.

                                                                      Proceeds
                                                       Offering Price    to
                                                         to Public     Sizeler
                                                       -------------- ---------
Per share of Series B preferred stock.................   $   25.00    $
Per $1,000 principal amount of debenture..............   $1,000.00    $
Total.................................................   $            $

  You are urged to carefully read the "Risk Factors" section beginning on page S-12 in this prospectus supplement and page 5 of the accompanying prospectus, where specific risks associated with us and the offering are described, before you make your investment decision.

                                 ------------

 Neither the  Securities  and  Exchange Commission  nor  any  state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                               October    , 2001
The information in this prospectus supplement is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction when the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUPPLEMENT

SUMMARY....................................................................  S-6

THE COMPANY................................................................  S-6
  Sizeler Property Investors, Inc..........................................  S-6
  Recent Developments......................................................  S-6

THE OFFERING...............................................................  S-7
  Summary Description of the Debentures....................................  S-7
  Summary Description of the Series B Preferred Stock......................  S-8

SUMMARY FINANCIAL INFORMATION.............................................. S-10
  Summary Historical Financial Data........................................ S-10
  Ratio of Earnings to Fixed Charges....................................... S-11

RISK FACTORS............................................................... S-12
  Risks Associated with the Debentures..................................... S-12
  Risks Associated with the Series B Preferred Stock....................... S-12

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS............................ S-13

USE OF PROCEEDS............................................................ S-13

RATIO OF EARNINGS TO FIXED CHARGES......................................... S-13

CAPITALIZATION............................................................. S-14

SELECTED FINANCIAL DATA.................................................... S-15

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS...................... S-17

ABOUT SIZELER PROPERTY INVESTORS, INC...................................... S-22

TERMS OF THE DEBENTURES.................................................... S-22

TERMS OF THE SERIES B PREFERRED STOCK...................................... S-26
  Maturity................................................................. S-26
  Rank..................................................................... S-26
  Dividends................................................................ S-26
  Liquidation Preference................................................... S-28
  Redemption............................................................... S-28
  Procedures for Redemption................................................ S-28
  Voting Rights............................................................ S-29
  Conversion............................................................... S-30
  Restrictions on Ownership and Transfer................................... S-31
  Transfer and Dividend Paying Agent....................................... S-31

DESCRIPTION OF CAPITAL STOCK............................................... S-31

BOOK-ENTRY; DELIVERY AND FORM.............................................. S-31
  General.................................................................. S-31
  Definitive Registered Debentures......................................... S-32
  Description of Book-Entry System......................................... S-33
  Payments on the Global Debentures........................................ S-33
  Redemption of Global Debentures.......................................... S-34
  Transfers................................................................ S-34
  Action by Owners of Book-Entry Interests................................. S-34

                                                                            Page
                                                                            ----
  Reports.................................................................. S-35
  Notices.................................................................. S-35
  Business Day............................................................. S-35
  Action by Book-Entry Depositary.......................................... S-35
  Resignation of Book-Entry Depositary..................................... S-35
  Expenses of Book-Entry Depositary........................................ S-35
  Amendment and Termination of the Deposit Agreement....................... S-36
  Information Concerning DTC, Euroclear and Clearstream.................... S-36
  Global Clearance and Settlement Under Book-Entry System.................. S-37

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES............................ S-37

PLAN OF DISTRIBUTION....................................................... S-38

LEGAL MATTERS.............................................................. S-38

EXPERTS.................................................................... S-38

PROSPECTUS

ABOUT THIS PROSPECTUS......................................................    4

WHERE YOU CAN FIND MORE INFORMATION........................................    4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................    4

ABOUT SIZELER PROPERTY INVESTORS, INC......................................    5

RISK FACTORS...............................................................    5
  Real Estate Industry Risks...............................................    5
  Risks Associated with our Properties.....................................    6
  Financing Risks..........................................................    7
  Other Risks..............................................................    7

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS............................    8

USE OF PROCEEDS............................................................    8

RATIO OF EARNINGS TO FIXED CHARGES.........................................    9

DESCRIPTION OF DEBT SECURITIES.............................................    9
  General..................................................................    9
  Denomination, Interest, Registration and Transfer........................   11
  Merger, Consolidation or Sale............................................   12
  Certain Covenants........................................................   13
  Events of Default, Notice and Waiver.....................................   13
  Modification of the Indentures...........................................   15
  Conversion Rights........................................................   16
  Redemption of Securities.................................................   16
  Subordination............................................................   16
  Subrogation..............................................................   16
  Global Securities........................................................   16

DESCRIPTION OF CAPITAL STOCK...............................................   17
  General..................................................................   17

DESCRIPTION OF COMMON STOCK................................................   17
  Shareholder Rights Plan..................................................   17

                                                                            Page
                                                                            ----
DESCRIPTION OF PREFERRED STOCK.............................................  18

DESCRIPTION OF WARRANTS....................................................  19
  Exercise of Warrants.....................................................  20
  Amendments and Supplements to Warrant Agreement..........................  20
  Common Stock Warrant Adjustments.........................................  20

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BY-LAWS.............  21
  The Board of Directors...................................................  21
  Business Combinations....................................................  21
  Control Share Acquisitions...............................................  22
  Advance Notice of Director Nominations and New Business..................  23

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES............................  23
  Introductory Notes.......................................................  23
  Taxation of the Company..................................................  23
  Requirements for Qualification...........................................  24
  Qualified REIT Subsidiaries..............................................  25
  Taxable REIT Subsidiaries................................................  25
  Income Tests.............................................................  26
  Asset Tests..............................................................  27
  Annual Distribution Requirements.........................................  27
  Failure to Qualify.......................................................  28
  Taxation of Stockholders.................................................  28
  Backup Withholding Tax and Information Reporting.........................  32
  Taxation of Domestic Debenture Holders...................................  33
  Taxation of Non-U.S. Debenture Holders...................................  35

PLAN OF DISTRIBUTION.......................................................  36

LEGAL MATTERS..............................................................  37

EXPERTS....................................................................  37

   This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of debentures and Series B preferred stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the debentures and Series B preferred stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement will control.

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are offering to sell the debentures and the Series B Preferred Stock only where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the prospectus, respectively, regardless of the time of delivery of this prospectus supplement or of any sale of the debentures and Series B preferred stock.

                                    SUMMARY

   This summary highlights information from this prospectus supplement. It may not contain all of the information that is important to you in deciding whether to invest in us. To understand this offering fully, you should read the entire prospectus supplement and prospectus carefully, including the risk factors and financial statements, as well as the documents we have filed with the Securities and Exchange Commission which are incorporated by reference.

                                  THE COMPANY

Sizeler Property Investors, Inc.

   We are a self-administered and self-managed equity real estate investment trust that acquires, develops, owns and operates income-producing retail shopping centers and apartment properties in the southeastern region of the United States. We are a self-administered REIT in that we provide our own investment and administrative services internally through our own employees. We are also self-managed as we internally provide, through a wholly-owned subsidiary, the management, leasing and development services that our properties require through our own employees. Our investment objective is to acquire and develop high-quality properties at attractive initial yields with potential for future growth in cash flows. As of June 30, 2001, our existing portfolio contained 16 retail shopping centers (one of which, Camelot Shopping Center, was sold in July 2001) with approximately 2.7 million square feet of gross leasable area and 14 apartment properties containing approximately 3,400 units. During the six-month period ended June 30, 2001, our retail and apartment properties were, on average, approximately 92% and 98% leased, respectively. Our principal executive offices are located at 2542 Williams Boulevard, Kenner, Louisiana 70062. Our telephone number is (504) 471-6200.

Recent Developments

   Concurrently with this public offering, we are engaging in an exchange offer pursuant to which the Company will exchange 9.0% convertible subordinated debentures due July 15, 2009 and/or 10.0% Series B preferred stock for valid tenders made by holders of 8% convertible subordinated debentures due July 15, 2003. New debentures will be offered for old debentures of equal principal amount and 40 shares of Series B preferred stock will be offered for each $1,000 principal amount of old debentures. If holders of old debentures choose to validly tender, in the aggregate, more than $32,327,000 in principal amount of old debentures in exchange for new debentures, we will exchange the new debentures for old debentures on a pro rata basis.

   The primary purpose of this public offering is to refinance any old debentures that remain outstanding after the exchange offer. Amounts of debentures and Series B preferred stock purchased and sold pursuant to this public offering will depend on how many holders of old debentures choose to participate in the exchange offer and their choice of consideration. The total amount of debentures and Series B preferred stock to be offered in this offering and in the exchange offer will, in no event, be greater than $61,900,000 in aggregate amount of securities.

                                  THE OFFERING

Issuer......................  Sizeler Property Investors, Inc.

Securities offered..........  Up to $61.9 million in aggregate principal amount of 9.0% convertible subordinated debentures due July 15, 2009 (if the maximum aggregate principal amount of new debentures are issued) and up to 2,476,000 shares of 10.0% Series B cumulative redeemable preferred stock (if the maximum amount of Series B preferred stock is issued).

Use of proceeds.............  We intend to use the proceeds from this offering to redeem or purchase outstanding 8% convertible subordinated debentures due July 15, 2003 that are not retired in the exchange offer. See "Use of Proceeds" and "The Company--Recent Developments."

No established markets......  Although we intend to apply to list the debentures and the Series B preferred stock on the New York Stock Exchange, we cannot assure you that any active trading markets in the debentures or the Series B preferred stock will develop.

Summary Description of the Debentures

          9.0% Convertible Subordinated Debentures due July 15, 2009.

Debentures offered..........  Up to $61.9 million in aggregate principal amount available in the offering.

Maturity....................  July 15, 2009.

Offering price..............  $1,000 per $1,000 principal amount of debenture.

Ranking.....................  The debentures will rank in right of payment behind our senior indebtedness and all of our other existing and future senior debt, but equal with our 8% convertible subordinated debentures due July 15, 2003 currently outstanding and any future subordinated debentures issued by us. The debentures will be unsecured. The debentures will rank senior to the Series B preferred stock.

Interest payments...........  Interest payments will be made on the debentures semi-annually on July 15th and January 15th of each year. The first interest payment will be prorated from the date of issue.

Conversion..................  The debentures are convertible at any time prior to maturity, unless previously redeemed, into our common stock at a price of $11.00 per share, subject to adjustments.

Optional redemption.........  We may redeem the debentures at any time after
                                           , in whole or in part, for 100% of
                              their principal amount plus accrued and unpaid interest, if any, up to the date of redemption, on at least 30 days' prior written notice by mail.

Covenants...................  The debentures will include limitations on our ability, and certain of our subsidiaries' ability, to:

                              . pay dividends on stock or repurchase stock after an event of default has occurred and is continuing or would exist immediately after;

                              .   merge, consolidate or transfer all or
                                  substantially all of our assets unless the successor entity expressly assumes all obligations under the indenture governing the debentures.

Events of default...........  The following are events of default under the indenture governing the debentures:

                              . our failure to pay principal at maturity when such failure continues for five business days;

                              . our failure to pay interest when due and such failure continues for 30 days;

                              . our failure to comply with any other covenant for 60 days after written notice; or

                              . certain events of bankruptcy, insolvency or reorganization.

Listing.....................  We intend to apply to list the debentures on the
                              New York Stock Exchange.

Summary Description of the Series B Preferred Stock

             10.0% Series B Cumulative Redeemable Preferred Stock.

Preferred stock offered.....  Up to 2,476,000 shares of 10.0% Series B cumulative redeemable preferred stock, par value $0.0001 per share.

Offering price..............  $25.00 per share.

Ranking.....................  The Series B preferred stock, with respect to dividend rights and rights upon liquidation, will rank: (i) senior to our common stock and our Series A preferred stock, (ii) equal with all other classes of our preferred stock, and (iii) junior to the debentures to be issued in this offering, our currently outstanding 8% convertible subordinated debentures due July 15, 2003, any other indebtedness of ours or our subsidiaries and any other shares of our stock ranking senior.

                              From time to time we may issue additional shares of Series B preferred stock for any corporate purpose. The additional shares may be sold for cash, exchanged for our outstanding securities, or for real property or other assets that we desire to acquire. All such additional shares of Series B preferred stock will rank equally with the shares of Series B preferred stock issued in this offering.

Liquidation preference......  Upon any voluntary or involuntary liquidation, dissolution or winding up of us, before any payment to the holders of common stock, the holders of the preferred stock shall be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders.

Dividends...................  $0.625 per share paid quarterly in arrears in cash on the 15th day of February, May, August and November of each year (equivalent to $2.50 per share annually or 10% of the liquidation preference of $25.00 per share). Such dividends will be cumulative from the issue date, whether or not the dividends are declared or paid in any period. The dividend record date will be not less than 10 days prior to the payment date nor more than 60 days prior to the payment date each quarter and will be publicly announced each quarter by us. We anticipate that the record date will be approximately two weeks prior to the payment date. So long as the shares of Series B preferred stock are outstanding, no dividends will be declared and paid on our common stock unless all dividends accrued and unpaid on the shares of Series B preferred stock have been paid in full.

Optional redemption.........  We may redeem the shares of Series B preferred stock at a price equal to the liquidation preference at any time following the fifth anniversary of the issue date. In addition, we will pay accrued and unpaid dividends, if any, up to the date of the redemption.

Mandatory redemption........  None.

Covenants...................  The shares of Series B preferred stock will include limitations on our ability to:

                              . authorize, create or increase the authorized or issued amount of any class of capital stock ranking senior to the Series B preferred stock; and

                              . amend, alter or repeal the provisions of our Charter, including the Articles Supplementary establishing the Series B preferred stock, so as to materially and adversely affect any right, preference or privilege of the shares of Series B preferred stock.

Conversion..................  The shares of Series B preferred stock will not be convertible into our common stock or any of our other securities.

Voting for directors........  If six quarterly dividends (whether or not consecutive) on the shares of Series B preferred stock are in arrears, whether or not declared, the number of directors constituting our Board of Directors will be increased by two and the holders of the shares of Series B preferred stock (including any other classes or series of preferred stock holding similar voting rights) will be entitled to elect the two additional directors to serve on the Board of Directors.

Listing.....................  We intend to apply to list the Series B preferred stock on the New York Stock Exchange.

   For additional information regarding the terms of the debentures and the Series B preferred stock, see "Terms of the Debentures" and "Terms of the Series B Preferred Stock" beginning on pages S-22 and S-26, respectively.

   Your investment in the debentures and Series B preferred stock will involve certain risks. For a discussion of some of these risks, please see "Risk Factors," beginning on page S-12 of this prospectus supplement and page 5 of the accompanying prospectus, before deciding whether an investment in the debentures and Series B preferred stock is suitable for you.

                         SUMMARY FINANCIAL INFORMATION

Summary Historical Financial Data

   We have derived the summary historical financial data as of and for each of the five years ended December 31, 2000, 1999, 1998, 1997 and 1996 from our audited consolidated financial statements. The summary historical financial data as of and for the six months ended June 30, 2000 and 2001 have been derived from our unaudited consolidated financial statements. The summary historical data below should be read in conjunction with "Selected Financial Data," and our consolidated financial statements and related notes incorporated by reference in the accompanying prospectus.

                         Six Months Ended              Years Ended December 31,
                         ------------------  ------------------------------------------------
                         June 30,  June 30,
                           2001      2000      2000      1999      1998      1997      1996
                         --------  --------  --------  --------  --------  --------  --------
                              In thousands except per share, units and percentages
Operating Data:
 Total revenue.......... $ 26,232  $ 25,197  $ 51,441  $ 49,969  $ 47,791  $ 46,443  $ 44,456
 Property operating
  expenses..............   10,130     9,314    19,442    18,971    17,905    17,139    16,317
                         --------  --------  --------  --------  --------  --------  --------
 Net operating income
  (NOI) (2).............   16,102    15,883    31,999    30,998    29,886    29,304    28,139
 Depreciation and
  amortization..........    5,665     5,547    11,173    10,845    10,145     9,621     9,119
 Interest expense.......    7,839     7,806    15,850    15,018    14,554    14,608    14,542
 General and
  administrative
  expense...............    1,239     1,413     2,648     2,788     2,431     2,520     2,194
                         --------  --------  --------  --------  --------  --------  --------
 Earnings from
  operations before
  extraordinary
  items.................    1,359     1,117     2,328     2,347     2,756     2,555     2,284
 Extraordinary item--
  early extinguishment
  of debt (4)...........       --        --        --        --        --        --      (449)
                         --------  --------  --------  --------  --------  --------  --------
 Net earnings
  attributable to shares
  of common stock--basic
  and diluted (1)....... $  1,359  $  1,117  $  2,328  $  2,347  $  2,756  $  2,555  $  1,835
                         ========  ========  ========  ========  ========  ========  ========
 Common stock cash
  distributions paid.... $  3,757  $  3,558  $  7,234  $  6,938  $  7,330  $  7,413  $  7,425

Balance Sheet Data:
 Real estate owned, at
  cost.................. $351,957  $344,518  $348,759  $338,389  $328,477  $310,312  $303,476
 Total assets...........  282,181   285,475   285,417   284,943   284,935   275,485   277,604
 Mortgage notes
  payable...............  112,080   110,130   113,163    84,712    89,869    90,615    68,080
 Unsecured notes payable
  to banks..............   34,061    39,411    35,716    59,988    49,178    32,342    52,639
 Unsecured convertible
  subordinated
  debentures............   61,878    61,878    61,878    61,878    62,878    62,878    62,878
 Shareholders' equity... $ 66,393  $ 68,694  $ 67,119  $ 70,953  $ 76,217  $ 84,527  $ 89,367

Other Data:
 Funds from operations
  attributable to shares
  of common stock (1)... $  6,702  $  6,374  $ 12,907  $ 12,603  $ 12,284  $ 11,509  $ 10,771
 Net operating income
  (2)................... $ 16,102  $ 15,883  $ 31,999  $ 30,998  $ 29,886  $ 29,304  $ 28,139
 Weighted average shares
  of common stock
  outstanding...........    8,155     7,905     7,950     7,888     8,331     8,423     8,433

Cash Flows:
 Net cash provided by
  operating activities.. $  6,335  $  4,586  $ 14,010  $ 13,193  $ 12,456  $ 12,945  $ 13,504
 Net cash used in
  investing activities..   (3,208)   (6,248)  (10,496)   (9,925)  (16,966)   (6,757)   (7,476)
 Net cash provided by
  (used in) financing
  activities............   (4,374)      995    (2,955)   (3,081)    4,532    (5,528)   (6,834)

Multi-family segment:
 Gross investment....... $137,950  $135,605  $136,870  $134,092  $129,510  $113,446  $109,236
 Total units............    3,398     3,398     3,398     3,397     3,341     3,157     3,157
 Percent leased.........      98%       97%       97%       96%       96%       97%       98%
 Operating revenue...... $ 11,879  $ 11,349  $ 22,944  $ 21,902  $ 20,341  $ 19,872  $ 19,070
 Operating expenses..... $  4,748  $  4,567  $  9,397  $  8,943  $  8,140  $  7,751  $  7,488
 Net operating income
  (2)................... $  7,131  $  6,782  $ 13,547  $ 12,959  $ 12,201  $ 12,121  $ 11,582
 Percent of total NOI...      44%       43%       42%       42%       41%       41%       41%

                         Six Months Ended            Years Ended December 31,
                         ----------------- --------------------------------------------
                         June 30, June 30,
                           2001     2000     2000     1999     1998     1997     1996
                         -------- -------- -------- -------- -------- -------- --------
                              In thousands except per share, units and percentages
Retail segment:
 Gross investment (3)... $214,920 $209,829 $212,805 $205,214 $199,880 $197,770 $195,188
 Total square footage...    2,662    2,729    2,680    2,720    2,668    2,668    2,667
 Percent leased.........      92%      92%      92%      95%      95%      95%      92%
 Operating revenue...... $ 14,273 $ 13,784 $ 28,353 $ 27,831 $ 27,308 $ 26,432 $ 25,255
 Operating expenses..... $  5,350 $  4,695 $  9,958 $  9,815 $  9,629 $  9,105 $  8,703
 Net operating income
  (2)................... $  8,923 $  9,089 $ 18,395 $ 18,016 $ 17,679 $ 17,327 $ 16,552
 Percent of total NOI...      56%      57%      58%      58%      59%      59%      59%

--------
(1) Funds from operations has been an industry-wide standard used to measure operating performance of a REIT since its adoption by the National Association of Real Estate Investment Trusts in 1991. In October 1999 NAREIT revised the definition of funds from operations. The revision had no effect on our calculation of funds from operations. We calculate funds from operations as net income, excluding gains or losses from sales of property and those items defined as extraordinary under accounting principles generally accepted in the United States of America (GAAP), plus depreciation on real estate assets, and after adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity. The funds from operations measure presented by us, while consistent with NAREIT's definition, will not be comparable to similarly titled measure of other REITs that do not compute funds from operations in a manner consistent with ours.
(2) Net operating income is based on the operating revenues and expenses directly associated with the operations of the real estate properties (excluding corporate general and administrative expenses, depreciation and interest expense).
(3) Includes our investment in an unconsolidated real estate entity.
(4) In 1996, the Company recorded an extraordinary charge related to the early extinguishment of debt.

Ratio of Earnings to Fixed Charges

   Our ratio of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.11, 1.14, 1.16, 1.17 and 1.15,
respectively. For each of the six months ended June 30, 2001 and 2000, our ratio of earnings to fixed charges was 1.15 and 1.12, respectively. For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization of debt issuance costs. There were no shares of preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends are identical to the ratio of earnings to fixed charges. See "Ratio of Earnings to Fixed Charges."

   Ratio of EBITDA to Fixed Charges. Our ratio of EBITDA to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.78, 1.84,
1.83, 1.82 and 1.73, respectively. For each of the six months ended June 30, 2001 and 2000, our ratio of EBITDA to fixed charges was 1.84 and 1.80, respectively. See "Ratio of Earnings to Fixed Charges." "EBITDA," as used here, is earnings before interest expense, income taxes, depreciation and amortization. We have included information concerning EBITDA because we believe that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation as a substitute for net income, cash flows or other consolidated or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. While EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.

                                 RISK FACTORS

   Before you decide to invest in the debentures or the Series B preferred stock, you should consider carefully the risks described below and in the accompanying prospectus under the heading "Risk Factors" beginning on page 5, together with the information provided in the other parts of this prospectus supplement and the accompanying prospectus. From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Exchange Act) in documents filed under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, press releases or other public statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. Stockholders should not place undue reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. In addition to specific factors that may be disclosed simultaneously with any forward-looking statement, some of the factors related to us and our businesses that could cause actual results to differ materially from a forward-looking statement are set forth below.

Risks Associated with the Debentures

   The debentures will rank in right of payment behind our senior debt, both existing and incurred in the future. If we default on our senior debt, we may not be able to fulfill our obligations under the debentures. We may not pay any principal, or any other amounts owing on, or purchase, redeem or otherwise retire the debentures, if principal or interest on our senior debt is not paid when due. In addition, the owners of our senior debt will be entitled to receive payment of all amounts due to them before the owners of the debentures upon any payment or distribution of our assets to our creditors upon our bankruptcy or liquidation or other insolvency or reorganization proceedings. The terms of the debentures, our Charter and our Bylaws do not limit the amount of senior indebtedness that we may incur.

   We may not be able to repay or refinance the debentures when they become due for payment. We can give no assurance that we will have the cash resources required to meet our obligations to repay the debentures when they are due. Our ability to service our indebtedness following this exchange offer, including our payment obligations under the debentures and other financial obligations, will depend upon our future operating performance, which in turn is subject to market conditions and other factors, including factors beyond our control.

Risks Associated with the Series B Preferred Stock

   The market value of the Series B preferred stock could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Series B preferred stock to require a higher annual dividend yield on the Series B preferred stock as a percentage of the purchase price, which could adversely affect the market price of the Series B preferred stock. Moreover, numerous other factors, such as government regulatory action and changes in tax laws could have a significant impact on the future market price of the Series B preferred stock or other securities.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements with respect to our financial condition, results of operations and business and on the expected impact of this exchange offer on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described under "Risk Factors" in this prospectus supplement, that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with this offering.

   In evaluating whether to invest in this offering, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page S-12 of this prospectus supplement and on pages 5 to 8 of the accompanying prospectus.

                                USE OF PROCEEDS

   We intend to use the net proceeds from this offering, estimated to be
approximately $         after deducting estimated offering expenses of
$        , to redeem or purchase outstanding 8% convertible subordinated debentures due July 15, 2003 that are not retired in the exchange offer.

                      RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.11, 1.14, 1.16, 1.17 and 1.15,
respectively. For each of the six months ended June 30, 2001 and 2000, our ratio of earnings to fixed charges was 1.15 and 1.12, respectively. For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization of debt issuance costs. There were no shares of preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends are identical to the ratio of earnings to fixed charges.

   Ratio of EBITDA to Fixed Charges. Our ratio of EBITDA to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.78, 1.84,
1.83, 1.82 and 1.73, respectively. For each of the six months ended June 30, 2001 and 2000, our ratio of EBITDA to fixed charges was 1.84 and 1.80, respectively. "EBITDA," as used here, is earnings before interest expense, income taxes, depreciation and amortization. We have included information concerning EBITDA because we believe that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation as a substitute for net income, cash flows or other consolidated or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. While EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.

                                CAPITALIZATION

   Concurrently with this public offering described in this prospectus supplement, we are engaging in an exchange offer pursuant to which we will exchange 9.0% convertible subordinated debentures due July 15, 2009 and/or 10.0% Series B preferred stock for our outstanding 8% convertible subordinated debentures due July 15, 2003. To the extent that not all of the old debentures are tendered pursuant to the exchange offer or the principal amount of old debentures that we are able to accept in the exchange offer is limited by proration, we are concurrently engaged in this public offering for cash of new debentures and Series B preferred stock, the net proceeds of which we will use to redeem or purchase any old debentures that remain outstanding after the completion of the exchange offer. The result of these transactions will be that the old debentures will be refinanced by the issuance of all new debentures, all Series B preferred stock or a combination of new debentures and Series B preferred stock, but the exact amount of new debentures, if any, and Series B preferred stock, if any, issued will depend upon a number of factors, including the principal amount of old debentures tendered in the exchange offer, the election of holders of old debentures who participate in the exchange offer, and whether all new debentures and all shares of Series B preferred stock or a combination of new debentures and Series B preferred stock are sold in the public offering. Accordingly, we are unable to predict whether the old debentures will be refinanced by the issuance of all new debentures, all Series B preferred stock, or a combination of new debentures and Series B preferred stock. Moreover, depending on market conditions and our need for capital, we may issue new debentures, Series B preferred stock, or a combination that exceeds the principal amount of the old debentures. The following table sets forth our capitalization as of June 30, 2001 (i) on a historical basis and (ii) on a pro forma basis assuming that $32,327,000 principal amount of the old debentures are refinanced by the issuance of $32,327,000 principal amount of new debentures. You should read this information in conjunction with our consolidated financial information and accompanying notes, which are incorporated by reference into the accompanying prospectus.

                                                           As of June 30, 2001
                                                               (unaudited)
                                                           -------------------
                                                                        Pro
                                                           Historical  Forma
                                                           ---------- --------
                                                             (in thousands)
Indebtedness
  Notes payable...........................................  $ 34,061  $ 34,061
  Mortgage indebtedness...................................   112,080   112,080
  Convertible subordinated debentures.....................    61,878    61,878
Shareholders' Equity
  Series A preferred stock, 40,000 shares authorized, none
   issued.................................................        --        --
  Series B preferred stock, liquidation preference $25 per
   share, 2,476,000 shares authorized, none issued........        --        --
  Common stock, par value $0.0001 per share, 51,484,000
   shares authorized, 8,262,000 shares issued and
   outstanding............................................         1         1
Excess stock, par value $0.0001 per share, 16,000,000
 shares authorized, none issued...........................        --        --
  Additional paid-in capital..............................   120,980   120,980
  Cumulative net income...................................    41,076    41,076
  Cumulative distributions paid...........................   (95,664)  (95,664)
                                                            --------  --------
    Total Shareholders' Equity............................    66,393    66,393
                                                            --------  --------
    Total capitalization..................................  $274,412  $274,412
                                                            ========  ========

                            SELECTED FINANCIAL DATA

   The following table sets forth our selected historical consolidated financial and operating data as of and for each of the periods indicated. The consolidated financial data as of and for each of the five years ended December 31, 2000 was derived from our audited financial statements. The consolidated financial data as of and for the six months ended June 30, 2001 and 2000 was derived from our unaudited financial statements. The selected financial data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in the accompanying prospectus.

                          Six Months Ended            Years Ended December 31,
                          ----------------- --------------------------------------------
                          June 30, June 30,
                            2001     2000     2000     1999     1998     1997     1996
                          -------- -------- -------- -------- -------- -------- --------
                               In thousands except per share, units and percentages
Operations Summary:
 Total revenue..........  $ 26,232 $ 25,197 $ 51,441 $ 49,969 $ 47,791 $ 46,443 $ 44,456
 Property operating
  expenses..............    10,130    9,314   19,442   18,971   17,905   17,139   16,317
                          -------- -------- -------- -------- -------- -------- --------
 Net operating income
  (NOI) (4).............    16,102   15,883   31,999   30,998   29,886   29,304   28,139
 Depreciation and
  amortization..........     5,665    5,547   11,173   10,845   10,145    9,621    9,119
 Interest expense.......     7,839    7,806   15,850   15,018   14,554   14,608   14,542
 General and
  administrative
  expense...............     1,239    1,413    2,648    2,788    2,431    2,520    2,194
                          -------- -------- -------- -------- -------- -------- --------
 Earnings from
  operations before
  extraordinary
  items.................     1,359    1,117    2,328    2,347    2,756    2,555    2,284
 Extraordinary item--
  early extinguishment
  of debt (6)...........        --       --       --       --       --       --     (449)
                          -------- -------- -------- -------- -------- -------- --------
 Net earnings
  attributable to shares
  of common stock--basic
  and diluted (1).......  $  1,359 $  1,117 $  2,328 $  2,347 $  2,756 $  2,555 $  1,835
                          ======== ======== ======== ======== ======== ======== ========
 Common stock cash
  distributions paid....  $  3,757 $  3,558 $  7,234 $  6,938 $  7,330 $  7,413 $  7,425

Per Share Data:
 Net earnings
  attributable to shares
  of common stock--basic
  and diluted (1).......  $   0.17 $   0.14 $   0.29 $   0.30 $   0.33 $   0.30 $   0.22
 Common stock cash
  distributions paid....  $   0.46 $   0.45 $   0.91 $   0.88 $   0.88 $   0.88 $   0.88
 Weighted average shares
  of common stock
  outstanding--basic and
  diluted (1)...........     8,155    7,905    7,950    7,888    8,331    8,423    8,433

Financial Position:
 Real estate owned, at
  cost..................  $351,957 $344,518 $348,759 $338,389 $328,477 $310,312 $303,476
 Investment in
  unconsolidated real
  estate entity.........       914      916      916      917      913      904      948
 Total assets...........   282,181  285,475  285,417  284,943  284,935  275,485  277,604
 Mortgage notes
  payable...............   112,080  110,130  113,163   84,712   89,869   90,615   68,080
 Unsecured notes payable
  to banks..............    34,061   39,411   35,716   59,988   49,178   32,342   52,639
 Unsecured convertible
  subordinated
  debentures............    61,878   61,878   61,878   61,878   62,878   62,878   62,878
 Total liabilities......   215,788  216,781  218,298  213,990  208,718  190,958  188,237
 Shareholders' equity...  $ 66,393 $ 68,694 $ 67,119 $ 70,953 $ 76,217 $ 84,527 $ 89,367
 Number of shares of
  common stock
  outstanding...........     8,262    7,942    8,063    7,909    7,990    8,425    8,422
Other Data:
Computation of Funds
 from Operations: (2)
 Net earnings
  attributable to shares
  of common stock--
  basic.................  $  1,359 $  1,117 $  2,328 $  2,347 $  2,756 $  2,555 $  1,835
 Adjustments:
 Depreciation on real
  estate investments....     5,343    5,257   10,579   10,256    9,528    8,954    8,487
 Extraordinary item--
  early extinguishment
  of debt...............        --       --       --       --       --       --      449
                          -------- -------- -------- -------- -------- -------- --------
 Funds from operations
  attributable to shares
  of common stock--
  basic.................     6,702    6,374   12,907   12,603   12,284   11,509   10,771
 Interest on convertible
  subordinated
  debentures............     2,475    2,475    4,950    5,017    5,030    5,030    5,030
 Amortization of debt
  issuance cost.........       122      122      244      248      248      248      248
                          -------- -------- -------- -------- -------- -------- --------
 Funds from operations
  attributable to shares
  of common stock--
  diluted...............  $  9,299 $  8,971 $ 18,101 $ 17,868 $ 17,562 $ 16,787 $ 16,049
                          ======== ======== ======== ======== ======== ======== ========
 Weighted average shares
  of common stock
  outstanding--diluted..    12,992   12,742   12,787   12,725   13,168   13,260   13,269

                         Six Months Ended              Years Ended December 31,
                         ------------------  ------------------------------------------------
                         June 30,  June 30,
                           2001      2000      2000      1999      1998      1997      1996
                         --------  --------  --------  --------  --------  --------  --------
                              In thousands except per share, units and percentages
Cash Flows:
 Net cash provided by
  operating activities.. $  6,335  $  4,586  $ 14,010  $ 13,193  $ 12,456  $ 12,945  $ 13,504
 Net cash used in
  investing activities..   (3,208)   (6,248)  (10,496)   (9,925)  (16,966)   (6,757)   (7,476)
 Net cash provided by
  (used in) financing
  activities............   (4,374)      995    (2,955)   (3,081)    4,532    (5,528)   (6,834)

Multi-family segment:
 Gross investment....... $137,950  $135,605  $136,870  $134,092  $129,510  $113,446  $109,236
 Total units............    3,398     3,398     3,398     3,397     3,341     3,157     3,157
 Percent leased (3).....      98%       97%       97%       96%       96%       97%       98%
 Operating revenue...... $ 11,879  $ 11,349  $ 22,944  $ 21,902  $ 20,341  $ 19,872  $ 19,070
 Operating expenses..... $  4,748  $  4,567  $  9,397  $  8,943  $  8,140  $  7,751  $  7,488
 Net operating income
  (4)................... $  7,131  $  6,782  $ 13,547  $ 12,959  $ 12,201  $ 12,121  $ 11,582
 Percent of total NOI...      44%       43%       42%       42%       41%       41%       41%

Retail segment:
 Gross investment (5)... $214,920  $209,829  $212,805  $205,214  $199,880  $197,770  $195,188
 Total square footage...    2,662     2,729     2,680     2,720     2,668     2,668     2,667
 Percent leased (3).....      92%       92%       92%       95%       95%       95%       92%
 Operating revenue...... $ 14,273  $ 13,784  $ 28,353  $ 27,831  $ 27,308  $ 26,432  $ 25,255
 Operating expenses..... $  5,350  $  4,695  $  9,958  $  9,815  $  9,629  $  9,105  $  8,703
 Net operating income
  (4)................... $  8,923  $  9,089  $ 18,395  $ 18,016  $ 17,679  $ 17,327  $ 16,552
 Percent of total NOI...      56%       57%       58%       58%       59%       59%       59%

--------
(1) Basic EPS is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings. For the six month period ended June 30, 2001 there were options to purchase shares of common stock with exercise prices less than the average market price, however, the effect of the inclusion in the calculation of EPS is immaterial. For all other periods presented, the options to purchase shares of common stock were excluded in the computation of diluted EPS because the options' exercise prices were greater than the average market prices of common stock. Our outstanding debentures are also excluded from the computation for all periods presented due to their anti-dilutive effect. Accordingly, there is no effect on net income in the calculation of diluted EPS for the periods presented.
(2) Funds from operations has been an industry-wide standard used to measure operating performance of a REIT since its adoption by the National Association of Real Estate Investment Trusts in 1991. In October 1999 NAREIT revised the definition of funds from operations. The revision had no effect on our calculation of funds from operations. We calculate funds from operations as net income, excluding gains or losses from sales of property and those items defined as extraordinary under accounting principles generally accepted in the United States of America (GAAP), plus depreciation on real estate assets, and after adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity. The funds from operations measure presented by us, while consistent with NAREIT's definition, will not be comparable to similarly titled measure of other REITs that do not compute funds from operations in a manner consistent with ours.
(3) Represents the average percent leased for the respective period.
(4) Includes the operating revenues and operating expenses directly related to the operations of the real estate properties, exclusive of corporate general and administrative expenses, depreciation and interest.
(5) Includes our investment in an unconsolidated real estate entity.
(6) In 1996, we recorded an extraordinary charge related to the early extinguishment of debt.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   We have set out our unaudited pro forma consolidated financial statements on the following pages.

   The unaudited pro forma consolidated balance sheet as of June 30, 2001 was prepared on the basis that the exchange offer as described below, had occurred on June 30, 2001. The unaudited pro forma combined consolidated statements of operations for the six months ended June 30, 2001 and for the year ended December 31, 2000 have been prepared on the basis that the exchange offer as described below had occurred on January 1, 2000.

   You should read this information in conjunction with our consolidated financial information and the accompanying notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Annual Report on Form 10-K for the year ended December 31, 2000 incorporated by reference into the accompanying prospectus. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations would actually have been if the exchange offer occurred on the dates specified, or purport to project our results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the transactions referred to in the assumptions will take place or, if they do take place, that they will take place on the terms specified in the assumptions.

   Concurrently with this public offering described in this prospectus supplement, we are engaging in an exchange offer pursuant to which we will exchange 9.0% convertible subordinated debentures due July 15, 2009 and/or 10.0% Series B preferred stock for our outstanding 8% convertible subordinated debentures due July 15, 2003. To the extent that not all of the old debentures are tendered pursuant to the exchange offer or the principal amount of old debentures that we are able to accept in the exchange offer is limited by proration, we are concurrently engaged in this public offering for cash of new debentures and Series B preferred stock, the net proceeds of which we will use to redeem or purchase any old debentures that remain outstanding after the completion of the exchange offer. The result of these transactions will be that the old debentures will be refinanced by the issuance of all new debentures, all Series B preferred stock or a combination of new debentures and Series B preferred stock, but the exact amount of new debentures, if any, and Series B preferred stock, if any, issued will depend upon a number of factors, including the principal amount of old debentures tendered in the exchange offer, the election of holders of old debentures who participate in the exchange offer, and whether all new debentures and all shares of Series B preferred stock or a combination of new debentures and Series B preferred stock are sold in the public offering. Accordingly, we are unable to predict whether the old debentures will be refinanced by the issuance of all new debentures, all Series B preferred stock, or a combination of new debentures and Series B preferred stock. Moreover, depending on market conditions and our need for capital, we may issue new debentures, Series B preferred stock, or a combination that exceeds the principal amount of the old debentures. For purposes of the preparation of the following pro forma financial statements, we have made the following assumptions:

  . $32,327,000 principal amount of the old debentures are refinanced by the issuance of $32,327,000 principal amount of new debentures (the maximum principal amount of new debentures that may be issued in the exchange offer);

  . interest eliminated on the retirement of the old debentures will be $2,586,000 per annum;

  . interest expense on the new debentures will be approximately $2,909,000 per annum; and

  . reduction in amortization of deferred issuance costs of $22,000 per annum.

               SIZELER PROPERTY INVESTORS, INC. AND SUBSIDIARIES

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                                                      Adjustments
                                          June 30,      for the
                                            2001      Transaction  Pro Forma
                                        ------------  ----------- ------------
                ASSETS
Real estate investments:
  Land................................  $ 53,471,000              $ 53,471,000
  Buildings and improvements..........   217,339,000               217,339,000
                                        ------------              ------------
                                         270,810,000               270,810,000
Cash, cash equivalents and receivables
 and other assets (A).................    11,371,000                11,371,000
                                        ------------              ------------
    Total Assets......................  $282,181,000              $282,181,000
                                        ============              ============

 LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Mortgage notes payable................  $112,080,000              $112,080,000
Notes payable, accounts payable and
 other liabilities....................    41,830,000                41,830,000
                                        ------------              ------------
                                         153,910,000               153,910,000
Convertible subordinated debentures
 (A)..................................    61,878,000                61,878,000
                                        ------------              ------------
    Total Liabilities.................   215,788,000               215,788,000

SHAREHOLDERS' EQUITY
Series A preferred stock, 40,000
 shares authorized, none issued.......            --                        --
Series B preferred stock, liquidation
 preference $25 per share, 2,476,000
 shares authorized, none issued (A)...            --                        --
Common stock, par value $0.0001 per
 share, 51,484,000 shares authorized,
 8,262,000 shares issued and
 outstanding..........................         1,000                     1,000
Excess stock, par value $0.0001 per
 share, 16,000,000 shares authorized,
 none issued..........................            --                        --
Additional paid-in capital............   120,980,000               120,980,000
Cumulative net income (A).............    41,076,000                41,076,000
Cumulative distributions paid.........   (95,664,000)              (95,664,000)
                                        ------------              ------------
    Total Shareholders' Equity........    66,393,000                66,393,000
                                        ------------              ------------
    Total Liabilities and
     Shareholders' Equity.............  $282,181,000              $282,181,000
                                        ============              ============

               SIZELER PROPERTY INVESTORS, INC. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                       Six Months   Adjustments
                                          Ended       for the
                                      June 30, 2001 Transaction     Pro Forma
                                      ------------- -----------    -----------
OPERATING REVENUE
  Rents and other income.............  $26,232,000                 $26,232,000

OPERATING EXPENSES
  Management & leasing fees..........    1,361,000                   1,361,000
  Utilities..........................    1,169,000                   1,169,000
  Real estate taxes..................    1,976,000                   1,976,000
  Administrative expenses............    1,239,000                   1,239,000
  Operations & maintenance...........    3,865,000                   3,865,000
  Other operating expenses...........    1,759,000                   1,759,000
  Depreciation and amortization......    5,665,000                   5,665,000
                                       -----------                 -----------
Total Operating Expenses.............   17,034,000                  17,034,000
                                       -----------                 -----------
INCOME FROM OPERATIONS...............    9,198,000                   9,198,000
Interest expense.....................    7,839,000   $151,000 (B)    7,990,000
                                       ===========                 ===========
NET INCOME...........................  $ 1,359,000                 $ 1,208,000
                                       ===========                 ===========
BASIC AND DILUTED EARNINGS PER
 SHARE...............................  $      0.17                 $      0.15
                                       ===========                 ===========
Weighted average shares of common
 stock outstanding...................    8,155,000                   8,155,000
                                       ===========                 ===========

               SIZELER PROPERTY INVESTORS, INC. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                     Adjustments
                                      Year Ended       for the
                                   December 31, 2000 Transaction     Pro Forma
                                   ----------------- -----------    -----------
OPERATING REVENUE
  Rents and other income.........     $51,441,000                   $51,441,000

OPERATING EXPENSES
  Management & leasing fees......       2,613,000                     2,613,000
  Utilities......................       2,246,000                     2,246,000
  Real estate taxes..............       3,933,000                     3,933,000
  Administrative expenses........       2,648,000                     2,648,000
  Operations & maintenance.......       7,689,000                     7,689,000
  Other operating expenses.......       2,961,000                     2,961,000
  Depreciation and amortization..      11,173,000                    11,173,000
                                      -----------                   -----------
Total Operating Expenses.........      33,263,000                    33,263,000
                                      -----------                   -----------
INCOME FROM OPERATIONS...........      18,178,000                    18,178,000

Interest expense.................      15,850,000     $301,000 (B)   16,151,000
                                      -----------                   -----------
NET INCOME.......................     $ 2,328,000                   $ 2,027,000
                                      ===========                   ===========
BASIC AND DILUTED EARNINGS PER
 SHARE...........................     $      0.29                   $      0.25
                                      ===========                   ===========
Weighted average shares of common
 stock outstanding...............       7,950,000                     7,950,000
                                      ===========                   ===========

Notes to Unaudited Pro Forma Financial Data

(A) At June 30, 2001, the Company had approximately $500,000 of unamortized deferred financing costs remaining on its balance sheet associated with the old debentures. If the Company issues $32,327,000 of new debentures and at least 340,000 shares of Series B preferred stock in the exchange offer, the Company would record $500,000 as an extraordinary item for the write-off of unamortized debt costs. This charge is a non-cash item, is non-recurring, and will not affect reported funds from operations.
(B) Represents the net increase of interest expense resulting from the exchange of the old debentures for new debentures.
(C) We and real estate industry analysts utilize the concept of funds from operations ("FFO") as an important analytical measure of a real estate investment trust's financial performance, with FFO being defined by us and the National Association of Real Estate Investment Trusts ("NAREIT") as net income, excluding gains or losses from sales of property and those items defined as extraordinary under accounting principles generally accepted in the United States of America ("GAAP"), plus depreciation on real estate assets, and after adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. Our management believes the following additional adjustments are relevant to evaluating our future operating performance. The following additional adjustments that eliminate the impact of certain items, are based on estimates and assumptions made and believed by us to be reasonable and are inherently uncertain and subject to change. The supplemental adjustments do not comply with the regulations published by the Securities and Exchange Commission relating to the presentation of pro forma financial data. The following calculations should not be viewed as indicative of actual or future results. Pro forma FFO was calculated as follows:

                                                         Year Ended   Weighted
                                                        December 31,   Average
                                                            2000       Shares
                                                        ------------  ---------
   Basic FFO as reported............................... $12,907,000   7,950,000
   Additional interest expense.........................    (301,000)         --
                                                        -----------   ---------
   Pro forma FFO available to shares of common stock... $12,606,000   7,950,000
                                                        ===========   =========

(D) If we issue $32,327,000 of new debentures in the exchange offer, any additional exchanges of old debentures would be for Series B preferred stock. For each $5,000,000 of preferred stock we exchange for old debentures, the effect on our June 30, 2001 balance sheet will be that convertible subordinated debentures will be decreased by $5,000,000, total liabilities will be decreased by $5,000,000, Series B preferred stock will be increased by $5,000,000, and total shareholders equity will be increased by $5,000,000. Similarly, the effect of the assumed issuance of $5,000,000 of Series B preferred stock on our pro forma results of operations for the six months ended June 30, 2001 would be to decrease interest expense by $200,000, to increase pro forma net income by $200,000, to decrease net income available to common stockholders by $50,000 or less than $0.01 per share; and the effect of the assumed issuance of $5,000,000 of Series B preferred stock on the Company's pro forma results of operations for the year ended December 31, 2000 would be to decrease interest expense by $400,000, to increase pro forma net income by $400,000, to decrease net income available to common stockholders by $100,000 or $0.01 per share.

(E) The pro forma financial statements above assume the issuance of $32,327,000 of new debentures. If the exchange offer results in a lesser amount of new debentures being issued, there will be no effect on our pro forma balance sheet, except for a greater amount of old debentures remaining outstanding. Similarly, the effect of the assumed issuance of $5,000,000 less of new debentures on our pro forma results of operations for the six months ended June 30, 2001 would be to decrease interest expense by $25,000, to increase pro forma net income by $25,000, to increase net income available to common stockholders by $25,000 or less than $0.01 per share; and the effect of the assumed issuance of $5,000,000 less of new debentures on the Company's pro forma results of operations for the year ended December 31, 2000 would be to decrease interest expense by $50,000, to increase pro forma net income by $50,000, to increase net income available to common stockholders by $50,000 or less than $0.01 per share.

                    ABOUT SIZELER PROPERTY INVESTORS, INC.

   We are a self-administered and self-managed equity real estate investment trust that acquires, develops, owns and operates income-producing retail shopping centers and apartment properties in the southeastern region of the United States. Our investment objective is to acquire and develop high-quality properties at attractive initial yields with potential for future growth in cash flows. As of June 30, 2001, our existing portfolio contained 16 retail shopping centers (one of which, Camelot Shopping Center, was sold in July
2001) with approximately 2.7 million square feet of gross leasable area and 14 apartment properties containing approximately 3,400 units. During the six month period ended June 30, 2001, our retail and apartment properties were, on average, approximately 92% and 98% leased, respectively. Our principal executive offices are located at 2542 Williams Boulevard, Kenner, Louisiana 70062. Our telephone number is (504) 471-6200.

                            TERMS OF THE DEBENTURES

   The following is a summary of the terms of the debentures that we propose to issue in this offering. The debentures will be issued under an Indenture (the "Indenture") between us and Chase Manhattan Trust Company, National Association (the "Trustee").

   The terms of the debentures include those stated in the debentures and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which the accompanying prospectus is a part and are incorporated herein by reference. The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made for a complete statement of such provisions. Wherever particular articles, sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference. All section references are to the Indenture unless otherwise indicated. We urge you to read the Indenture in its entirety. You may obtain a copy of the Indenture from us. See "Where You Can Find More Information" in the accompanying prospectus.

   General. The debentures are unsecured general obligations of ours, subject to the rights of holders of our Senior Indebtedness. The debentures mature on July 15, 2009. The debentures are limited to $61,900,000 aggregate principal amount. The debentures bear interest semiannually on January 15 and July 15 of each year and at the rate of 9% per annum. We will pay interest on the debentures to the persons who are registered holders of debentures at the close of business on the January 1 or July 1 preceding the interest payment date (Paragraphs 1 and 2 of the debentures). We may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender debentures to a Paying Agent to collect final principal payments (Section 2.04). The first payment of interest on the debentures will be made on January 15, 2002 to registered holders as of January 1, 2002.

   The debentures will be in registered form without coupons in denominations of $1,000 and multiples of $1,000 (Section 2.02). A holder may transfer or exchange debentures in accordance with the Indenture. No service charge will be made for any registration of transfer, exchange or conversion of debentures, except for any tax or other governmental charges that may be imposed in connection therewith. The Registrar need not transfer or exchange any debentures selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any debentures for a period of 15 days before selecting debentures to be redeemed (Section 2.06). The Indenture does not contain any provisions requiring us to repurchase the debentures at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though our credit worthiness and the market value of the debentures may decline significantly as a result of such transaction. The Indenture does not protect holders of the debentures against any decline in credit quality, whether resulting from any such transaction or from any other cause. The registered holder of a debenture may be treated as its owner for all purposes.

   Chase Manhattan Trust Company, National Association acts as Paying Agent, Registrar and Conversion Agent for the debentures. We may change any Paying Agent, Registrar, Conversion Agent or co-registrar without notice and may act in any such capacity ourselves (Section 2.03).

   Conversion. The holders of the debentures are entitled at any time prior to maturity, subject to prior redemption, to convert the debentures or portions thereof (which are $1,000 or multiples thereof) into shares of common stock at the conversion price of $11.00 per share (subject to adjustments described below) (Section 11.01). No payment or adjustment will be made for accrued interest on a converted debenture subsequent to conversion. If any debenture not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted (Section 11.03). We will not issue fractional interests in shares of common stock upon conversion of debentures and, instead will deliver a check for the fractional share based upon the market value of the common stock on the last trading day prior to the conversion date (Section 11.08). If the debentures are called for redemption, conversion rights will expire at the close of business on the redemption date, unless we default in payment due upon such redemption (Section 11.01).

   To protect our status as a REIT, a holder may not convert any debenture, and such debenture will not be convertible by any holder, if as a result of such conversion any Person would then be deemed to beneficially own, directly or indirectly, 9.9% or more (in value or in number, whichever is more restrictive) of our shares of equity stock.

   The conversion price is subject to adjustments, as set forth in the Indentures, in certain events, including the payment of dividends or distributions on our Capital Stock (Section 1.01) in shares of common stock; subdivisions or combinations of the common stock into a greater or smaller number of shares; reclassification of the shares of common stock resulting in an issuance of any shares of Capital Stock; distribution of rights or warrants to substantially all holders of common stock entitling them to purchase common stock at less than the then current price at that time; and the distribution to substantially all holders of common stock of our assets or evidences of our indebtedness, excluding certain cash dividends and distributions. No adjustment in the conversion price need be made unless such adjustment would require a change of at least 1% in the conversion price; however, any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. A conversion price adjustment made according to the provisions of the debentures (or the absence of provision for such an adjustment) might result in a constructive distribution to the holders of debentures or holders of shares that would be subject to taxation as a dividend. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of common stock resulting from any dividend or distribution of equity securities (or rights to acquire equity securities) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the provisions relating to the adjustment of the conversion price of the debentures and its actions in so doing will be final and conclusive (Section 11.04).

   If we combine or merge with, or sell or transfer substantially all of our assets to, another unaffiliated corporation or trust, the holders of the debentures then outstanding will be entitled thereafter to convert such debentures into the kind and amount of shares of capital stock, other securities, cash or other assets that they would have owned immediately after such event had such debentures been converted before the effective date of the transaction (Section 11.10).

   Subordination of Debentures. The indebtedness evidenced by the debentures will be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness (as defined). No payment will be made by us on account of principal of (or premium, if any) or interest on the debentures or on account of the purchase or other acquisition of debentures, if there has occurred and is continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, or with respect to the payment of any Senior Indebtedness and such default will be the subject of a judicial proceeding or we have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default has been cured or waived or has ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the debentures may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived (Section 10.02).

   Upon any acceleration of the principal of the debentures or any distribution of our assets upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the debentures or the Trustee are entitled to receive or retain any assets so distributed in respect of the debentures (Section 10.02). By reason of this provision, in the event of insolvency, holders of the debentures may recover less, ratably, than holders of Senior Indebtedness.

   "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Indebtedness (as defined) of us for money borrowed, whether any such Indebtedness exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date. The terms of the debentures do not limit the amount of Senior Indebtedness that we may incur (Section 1.01).

   "Indebtedness" with respect to any Person is defined to mean:

     (i) any debt (a) for money borrowed, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed by a Person in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker's acceptances or bank letters of credit issued to secure obligations of such Person, or to secure the payment of revenue bonds issued for the benefit of such Person, whether contingent or otherwise;

     (ii) any debt of others described in the preceding clause (i) which such Person has guaranteed or for which it is otherwise liable;

     (iii) the obligation of such Person as lessee under any lease of property which is reflected on such Person's balance sheet as a capitalized lease; and

     (iv) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii);

provided, however, that, in computing the "Indebtedness" of any Person, there will be excluded any particular indebtedness if, upon or prior to the maturity thereof, there has been deposited with a depository in trust money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited will not be included in any computation of the assets of such Person (Section 1.01).

   Optional Redemption. The debentures are subject to redemption, as a whole
or in part, at any time or from time to time commencing           , at our
option on at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount thereof, plus interest accrued to the date of redemption. The debentures will not be redeemable prior to the above indicated date; provided, however, the debentures will be subject to redemption, in whole or in part, at any time for certain reasons intended to protect our status as a REIT, at our option on at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption (Section 3.01). We may exercise our redemption powers solely with respect to the securities of the security holder or holders which pose a threat to our REIT status and only to the extent deemed necessary by our Board of Directors to preserve such status. We may at any time buy debentures on the open market or through negotiated transactions at prices which may be greater or less than the optional redemption price listed above (Paragraph 5 of the Debentures).

   Dividends, Distributions, and Acquisitions of Common Stock. We will not (i) declare or pay any dividend, or make any distribution on our common stock to our stockholders (other than dividends or distributions payable in our common stock) or (ii) purchase, redeem, or otherwise acquire or retire for value any of our common stock, or any warrants, rights, or options to purchase or acquire any shares of our common stock (other than the debentures or any other convertible indebtedness of ours that is neither secured nor subordinated to the debentures), if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after such action. The foregoing, however, will not prevent (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provision on the date of declaration; or (ii) the retirement of any of our shares of common stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of our common stock (Section 4.06).

   Merger or Consolidation. We may not consolidate with, or merge into, or transfer or lease all or substantially all of our assets to another Person unless such Person is a company or trust; such Person assumes by supplemental indenture all our obligations under the debentures and the Indenture; and, immediately after the transaction no Default or Event of Default exists.

   Defaults and Remedies. An Event of Default is (i) default in the payment of interest on the debentures when due and payable, which continues for 30 days;
(ii) default in the payment of principal of (and premium, if any) on the debentures when due, at maturity, upon redemption or otherwise, which continues for five business days; (iii) failure to perform any other covenant of ours contained in the Indenture or the debentures which continues for 90 days after written notice to us as provided in the Indenture; (iv) default under any bond, debenture, note or other Indebtedness of ours or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of ours, whether any such Indebtedness exists as of the date of the Indentures or is thereafter created, if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within ten days after notice to us of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $1,000,000 or more; and (v) certain events of bankruptcy, insolvency or reorganization relating to us (Section 6.01). If an Event of Default occurs and is continuing, the Trustee or the holders of a majority in aggregate principal amount of the outstanding debentures may declare the debentures immediately due and payable (Section 6.02).

   Within 90 days after the occurrence of any Default or Event of Default, the Trustee will give to the holders of debentures notice of all Defaults or Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the debentures (Section 7.05). Holders of a majority in aggregate principal amount of the outstanding debentures may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee (Section 6.05). The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder's debenture on or after the respective due dates expressed in the debentures, and to institute suit for the enforcement of any such payments (Section 6.06).

   The holders of a majority in aggregate principal amount of the outstanding debentures may on behalf of the holders of all debentures waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any debentures or in respect of certain provisions to the Indenture which cannot be modified or amended without the consent of the holder of each outstanding debenture affected thereby (Section 9.02). We will be required to furnish to the Trustee annually a statement of certain officers of ours stating whether or not they know of any Default or Events of Default and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same (Section 4.05).

   Modification of the Indenture. We and the Trustee may amend the Indenture or the debentures with the written consent of the holders of 66 2/3% in principal amount of the outstanding debentures. However, without the consent of each holder of debentures affected, an amendment may not: (i) reduce the amount of debentures whose holders must consent to an amendment; (ii) reduce the rate or change the time of payment of interest on any debenture; (iii) reduce the principal of or change the fixed maturity of any debenture; (iv) make any debenture payable in money other than that stated in the debenture;
(v) change the provisions of the Indentures regarding the right of a majority of the holders of debentures to waive defaults under the Indenture or impair the right of any holder of debentures to institute suit for the enforcement of any payment of principal and interest on the debentures on and after their respective due dates; or (vi) make any change that adversely affects the right to convert any debenture (Section 9.02).

                     TERMS OF THE SERIES B PREFERRED STOCK

   The following summary of the terms and provisions of the Series B preferred stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Charter, including the Articles Supplementary to the Charter creating the Series B preferred stock (the "Articles Supplementary"), each of which is available from us.

Maturity

   The Series B preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Rank

   The Series B preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) senior to all classes or series of our common stock, our Series A preferred stock and to all equity securities ranking junior to the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;
(ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank prior or senior to the Series B preferred stock as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, as well as all our existing and future indebtedness. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series B preferred stock prior to conversion.

Dividends

   Holders of shares of the Series B preferred stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, preferential cumulative preferential cash dividends at the rate of 10% per annum of the liquidation preference per share (equivalent to a fixed annual amount of $2.50 per share).

   Dividends on the Series B preferred stock will be cumulative from the date of original issue and will be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the last business day of January, April, July and October, respectively, or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date"). The first Dividend Record Date for determination of stockholders entitled to receive dividends on the Series B preferred stock is expected to be January 31, 2002.

   No dividends on shares of Series B preferred stock will be declared by the Board of Directors or paid or set apart for payment by us at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

   Notwithstanding the foregoing, dividends on the Series B preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B preferred stock will not bear interest and holders of the shares of Series B preferred stock will not be entitled to any distributions in excess of full cumulative distributions described above.

   If for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to any transaction that occurred while any shares of Series B preferred stock are outstanding, any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Series B preferred stock will be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of shares of the Series B preferred stock for the year bears to the Total Dividends.

   Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of ours (including Series A preferred stock, if any) or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series B preferred stock (other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to the Series B preferred stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series B preferred stock, all dividends declared upon the Series B preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Series B preferred stock will be declared pro rata so that the amount of dividends declared per share of Series B preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series B preferred stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

   Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series B preferred stock as to dividends and upon liquidation) will be declared or paid or set aside for payment nor will any other distribution be declared or made upon the common stock or any other capital stock of ours, such as the Series A preferred stock, ranking junior to or on a parity with the Series B preferred stock as to dividends or upon liquidation, nor will any shares of common stock, or any other shares of capital stock of ours ranking junior to or on a parity with the Series B preferred stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for other capital stock of ours ranking junior to the Series B preferred stock as to dividends and upon liquidation or redemptions for the purpose of preserving our qualification as a REIT). Holders of shares of the Series B preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B preferred stock as provided above. Any dividend payment made on shares of the Series B preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders the liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of shares of common stock or any other class or series of capital stock of ours that ranks junior to the Series B preferred stock as to liquidation rights. Holders of Series B preferred stock will be entitled to written notice of any event triggering the right to receive such liquidation preference. After payment of the full amount of the liquidation preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series B preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other trust or entity or the consolidation or merger of any other corporation with or into us, or the sale, lease or consolidation, conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Redemption

   Other than in the event a stockholder acquires shares in excess of the ownership limitation as described under "--Restrictions on Ownership and Transfer", the Series B preferred stock is not redeemable prior to the fifth anniversary of the issue date. However, in order to ensure that we will continue to meet the stock ownership requirements for qualification as a REIT, the Series B preferred stock will be subject to provisions in the Charter pursuant to which any class of our equity stock owned by a stockholder in excess of the ownership limitation will be transferred to a trust and the stockholder will have the right to receive certain compensation for such shares of stock. See "--Restrictions on Ownership and Transfer." On and after the fifth anniversary of the issue date, we, at our option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

Procedures for Redemption

   Holders of shares Series B preferred stock to be redeemed will surrender such shares of Series B preferred stock at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series B preferred stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series B preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series B preferred stock, such shares of Series B preferred stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding shares of Series B preferred stock are to be redeemed, the shares of Series B preferred stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the us. Our ability to redeem the shares of Series B preferred stock is subject to the limitations on distributions in the Maryland General Corporation Law.

   Unless full cumulative dividends on all shares of Series B preferred stock will have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B preferred stock will be redeemed unless all outstanding shares of Series B preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series B preferred stock (except by exchange for our capital stock ranking junior to the shares of Series B preferred stock as to dividends and upon liquidation); provided, however, that the foregoing will not prevent our redemption of shares of stock in order to ensure that we continue to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series B preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B preferred stock. So long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of Series B preferred stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws or private negotiations.

   Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series B preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series B preferred stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B preferred stock to be redeemed; (iv) the place or places where shares of the Series B preferred stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series B preferred stock held by any holder is to be redeemed, the notice mailed to such holder will also specify the number of shares of Series B preferred stock held by such holder to be redeemed.

   Immediately prior to any redemption of shares of Series B preferred stock, we will pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of shares of Series B preferred stock at the close of business on such Dividend Record Date will be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

   The shares of Series B preferred stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we continue to meet the requirements for qualification as a REIT, Series B preferred stock acquired by a stockholder in excess of the ownership limitation will automatically be transferred to a trust and the stockholder will have the right to receive certain compensation for such stock from us.

Voting Rights

   Holders of the shares of Series B preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

   Whenever dividends on any shares of Series B preferred stock or Parity Preferred stock (as defined below) are in arrears for six or more quarters (whether consecutive or not) (a "Preferred Dividend Default"), the holders of such shares of Series B preferred stock (voting separately as a voting group with all other series of preferred stock ranking on a parity with the Series B preferred stock as to dividends or upon liquidation upon which like voting rights have been conferred and are exercisable ("Parity Preferred stock")) will be entitled to vote separately as a voting group for the election of a total of two additional directors to serve on our Board of Directors (the "Preferred Stock Directors") at a special meeting called on the written request of the holders entitled to cast at least a majority of all the votes entitled to be cast at the meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B preferred stock for the past dividend periods and the dividend for the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting will exist if at least a majority of the outstanding shares are represented in person or by proxy at such meeting. Such Preferred Stock Directors will be elected upon the affirmative vote of a plurality of the shares of Series B preferred stock and such Parity Preferred stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the shares of Series B preferred stock have been paid in full or set aside for payment in full, the holders thereof will be divested of the foregoing voting rights (subject to revesting whenever dividends on any shares of Series B preferred stock are in arrears for six or more quarters (whether consecutive or not)) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred stock, the term of office of each Preferred Stock Director so elected will terminate. In the event the term of a Preferred Director terminates, the right of the holders of Series B preferred stock to elect Preferred Stock Directors until another Preferred Dividend Default will exist. The Preferred Stock Directors will each be entitled to one vote per director on any matter.

   So long as any shares of Series B preferred stock remain outstanding, we will not without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the shares of Series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our Charter, including the Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the shares of Series B preferred stock or the holders thereof provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the shares of Series B preferred stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event we may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the shares of Series B preferred stock and provided further that (a) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock; or (b) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the shares of Series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   In addition to the above, under Maryland law and the Articles Supplementary, the holders of shares of Series B preferred stock will be entitled to vote as a separate voting group to approve a dividend payable in shares of Series B preferred stock to the holders of another class of our stock or to approve a dividend payable in shares of our stock other than shares of Series B preferred stock to the holders of shares of Series B preferred stock.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series B preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

Conversion

   The shares of Series B preferred stock are not convertible into or exchangeable for any other property or securities of ours, except that the shares of Series B preferred stock may be exchanged for shares of excess stock in order to ensure that we remain qualified as a REIT for federal income tax purposes. See "--Restrictions on Ownership and Transfer" below.

Restrictions on Ownership and Transfer

   For us to qualify as a REIT under the Code, certain restrictions apply to the ownership of our capital stock. Because the Board of Directors believes it is essential for us to continue to qualify as a REIT, the Charter restricts the ownership, acquisition and transfer of our capital stock, including shares of Series B preferred stock.

   Our Charter provides that if, at any time when we are qualified as a REIT, a transfer of any of our capital stock (including common stock or Series B preferred stock), would result in (i) any person acquiring directly or indirectly beneficial ownership of 9.9% or more of the total outstanding equity stock of all classes (in value or in number, whichever is more restrictive); (ii) our outstanding capital stock being constructively or beneficially owned by fewer than 100 persons; or (iii) our being "closely held" within the meaning of Section 856 of the Code, then at our sole option:
(A) any proposed transfer will be void from the beginning and will not be recognized by us; (B) we will have the right to redeem the shares proposed to be transferred; and (C) the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, excess stock, having no dividend or voting rights. Holders of excess stock do have certain rights in the event of our liquidation, dissolution or winding up. The Charter further provides that the excess stock will be held by us as trustee for the person or persons to whom the shares are ultimately transferred, until such time as the shares are re-transferred to a person or persons in whose hands the shares would not be excess stock and certain price-related restrictions are satisfied.

Transfer and Dividend Paying Agent

   The Bank of New York will act as the transfer and dividend payment agent in respect of the shares of Series B preferred stock.

                         DESCRIPTION OF CAPITAL STOCK

   Please see the summary description of certain terms and provisions of our capital stock included in the accompanying prospectus under the heading "Description of Capital Stock." You should refer to our Charter and Bylaws for the complete provisions thereof.

                         BOOK-ENTRY; DELIVERY AND FORM

General

   The debentures will be represented initially by one or more global debentures in bearer form without interest coupons. We will issue the global debentures in denominations equal to the outstanding principal amount of the debentures that they represent.

   On the closing date of this exchange offer, we will deposit the global debentures with DTC as the book-entry depositary. We will make this deposit pursuant to the terms of the debenture deposit agreement, to be dated the closing date of this exchange offer, between the book-entry depositary and us, for the limited purposes set forth in the deposit agreement.

   The book-entry depositary will issue a certificateless interest for each global debenture to DTC. The certificateless interest for each global debenture will represent a 100% interest in the underlying global debenture. The book-entry depositary will record the interest in its books and records in the name of Cede & Co., as a nominee of DTC. The records that DTC, with respect to its participants, and its participants maintain in book-entry form will show the beneficial interests in the global debentures. Any transfer of the global debentures will only be effected through these records. In this prospectus, we refer to the beneficial interests in the global debentures as "book-entry interests."

   All interests in the global debentures will be subject to the procedures and requirements of DTC.

Definitive Registered Debentures

   Under the terms of the deposit agreement and the Indenture, you, as an owner of book-entry interests in the global debentures, will receive definitive registered debentures only if any of the three following events occurs:

  . DTC notifies us or the book-entry depositary in writing that it, or its respective nominee, is unwilling or unable to continue to act as a depositary registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days.

  . At any time if we determine that the global debentures, in whole but not in part, should be exchanged for definitive registered debentures, but only if, such exchange is required by any applicable law, any event beyond our control, or payments of interest on any global debenture, depositary interest or book-entry interest are, or would become, subject to any deduction or withholding for taxes.

  . The book-entry depositary is at any time unwilling or unable to continue as book-entry depositary and we do not appoint a successor book-entry depositary within 90 days.

   In addition to those circumstances, during the continuance of an event of default, you, as a holder of book entry interests, will be entitled to request and receive definitive registered debentures. We will issue the definitive registered debentures to you, and register them in your name, or as you direct, only if we receive a request in writing by the book-entry depositary, based upon the instructions of DTC.

   In the event that definitive registered debentures are issued, and if required by applicable law, we will appoint Chase Manhattan Trust Company, National Association, or another suitable person, as an independent transfer agent for the new debentures.

   In no event will we issue definitive securities in bearer form. Any definitive registered debentures we issue will be fully registered in denominations of $1,000 in principal amount, and integral multiples of $1,000. The trustee will register the definitive registered debentures in the name or names that DTC will instruct the trustee to use, through the book-entry depositary. We expect that DTC will base its instructions on directions it receives from participants, including Euroclear and Clearstream, reflecting the beneficial ownership of book-entry interests. To the extent permitted by law, we, the trustee and any paying agent will be entitled to treat the person in whose name any definitive registered debenture is registered as the absolute owner of the debenture.

   While any global debenture for the debentures is outstanding, you may exchange any definitive registered debenture you may have for a corresponding book-entry interest in the global debenture by surrendering your definitive registered debentures to the book-entry depositary and providing the certificates and opinions that the Indenture requires. The book-entry depositary will make the appropriate adjustments to the global debenture underlying that book-entry interest to reflect any issue or surrender of definitive registered debentures. The Indenture contains provisions relating to the maintenance by a registrar of registers reflecting ownership of definitive registered debentures, if any, and other provisions customary for a registered debt security. We will pay principal and interest on each definitive registered debenture to the holder appearing on the applicable register at his or her address at the close of business on the record date.

   If a mutilated definitive registered debenture is surrendered to the registrar or if the holder of a debenture claims that such debenture has been lost, destroyed or wrongfully taken, we will issue and the trustee will authenticate a replacement debenture if the holder satisfies any reasonable requirements of the trustees, the registrar or us. If required by the trustee, the registrar or us such holder must provide an indemnity bond or other indemnity, sufficient in the judgment of us, the registrar and the trustee, to protect us, the trustee and any agent from any loss which any of them may suffer if the debenture is replaced. We may charge such holder for reasonable, out-of-pocket expenses in replacing a debenture, including reasonable fees and expenses of counsel.

Description of Book-Entry System

   When the book-entry depositary receives the global debentures, it will issue the certificateless interest for each of the global debentures to DTC representing a 100% interest in the respective underlying global debenture. The book-entry depositary will issue the certificateless interest by recording the interest in its books and records in the name of Cede & Co., as a nominee of DTC. Ownership of book-entry interests will be limited to persons who have accounts with DTC, including Euroclear and Clearstream, or persons who have accounts through organizations that are participants. When the book-entry depositary issues such interests in the global debentures to DTC, DTC will credit, on its internal book-entry registration and transfer system, its participants' accounts with the respective interests owned by each participant. Ownership of book-entry interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of indirect participants. No beneficial owner of an interest in the global debentures will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the global debentures.

   The laws of some countries and some states in the United States may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge the book-entry interests in the global debentures.

   So long as DTC, or its nominee, is the holder of the global debentures, the book-entry depositary or its nominee, as the case may be, will be considered the sole holder of the global debentures for all purposes under the Indenture and the debentures. Except as we mentioned earlier in this section, participants or indirect participants will not:

  . Be entitled to have debentures or book-entry interests registered in their names;

  . Receive or be entitled to receive physical delivery, of debentures or book-entry interests in definitive bearer or registered form; or

  . Be considered the owners or holders of the debentures or book-entry interests under the Indenture.

   Accordingly, each person owning a book-entry interest must rely on the procedures of the book-entry depositary and DTC to exercise any rights and remedies of a holder under the Indenture. If a person is an indirect participant in DTC, it must also rely on the procedures of the participant in DTC, through which that person owns its interest. If we issue any definitive debentures to participants or indirect participants, we will issue them in registered form, as described above. Unless and until book-entry interests are exchanged for definitive registered debentures, the certificateless interest that DTC holds may not be transferred except as a whole between DTC or nominees of DTC, between nominees of DTC by DTC, or any such nominee to a successor of DTC or a successor of such nominee.

Payments on the Global Debentures

   We will make any payments we owe in respect of the global debentures through one or more paying agents to the book-entry depositary as the holder of the global debentures. The paying agent will be appointed under the Indenture, and initially the paying agent will be the trustee for the debentures. Payment by us to the holder of the relevant debentures will validly discharge the relevant payment obligation in respect of those debentures for all purposes. All amounts payable under the debentures will be payable in United States dollars. Upon receipt of any payment amounts in respect of the global debentures, the book-entry depositary will pay those amounts to DTC or its nominee in proportion to their interests, as shown on the book-entry depositary's records.

   We expect that when DTC or its nominee receives any payment made in respect of the global debentures, it will credit its participants' accounts with those payments in amounts proportionate to the participants' respective interest in the principal amount of that global debenture as shown on the records of DTC or its nominee. We expect that payments by participants to owners of book-entry interests held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants.

   Neither we, the trustee, the book-entry depositary, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of book-entry interests or for maintaining, supervising or reviewing all records relating to such book-entry interests or beneficial ownership interests.

   Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.

Redemption of Global Debentures

   In the event that we redeem any global debenture, or any portion of it, the book-entry depositary will, through DTC, redeem, from the amount it receives in respect of the redemption of that global debenture, an equal amount of the book-entry interests in that global debenture. The redemption price payable in connection with the redemption of the book-entry interest will be equal to the amount the book-entry depositary receives in connection with the redemption of the global debenture, or any portion of it. We understand that under existing DTC practices, if fewer than all of the global debentures are to be redeemed at any time, DTC will credit debenture participants' accounts on a proportionate basis or by lot or on such other basis as DTC deems fair and appropriate. However, no beneficial interests of less than $1,000 in principal amount at maturity may be redeemed in part.

Transfers

   Chase Manhattan Trust Company, National Association has agreed, pursuant to the deposit agreement, that the global debentures will not be transferred except to the successor to the book-entry depositary.

   All transfers of book-entry interests between participants in DTC will be effected by DTC pursuant to customary procedures established by DTC and its participants.

Action by Owners of Book-Entry Interests

   As soon as practicable after the book-entry depositary receives notice of any solicitation of consents or request for a waiver of other action by the holders of debentures, or of any offer to purchase the debentures upon a change of control, the book-entry depositary will mail to DTC a notice containing:

  . the information contained in the notice the book-entry depositary received;

  . a statement that at the close of business on a specified record date DTC will be entitled to instruct the book-entry depositary as to the consent, waiver or other action, if any, pertaining to those debentures; and

  .   a statement as to the manner in which those instructions may be given.

   In addition, the book-entry depositary will forward to DTC all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, the book-entry depositary will take all reasonable steps regarding the requested consent, waiver, offer or other action in respect of the debentures in accordance with any instructions set forth in the request. DTC may grant proxies or otherwise authorize DTC participants or indirect participants to provide such instructions to the book-entry depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the Indenture.

   Under its usual procedures, DTC would mail an omnibus proxy to us and the book-entry depositary assigning Euroclear's and Clearstream's consenting or voting rights to those DTC participants to whose accounts such book-entry interests are credited on a record date. It would mail the omnibus proxy as soon as possible after that record date. The book-entry depositary will not exercise any discretion in granting consents or waivers or taking any other action relating to the Indenture.

   We understand that DTC will take any action that a holder of debentures is permitted to take, including the presentation of debentures for exchange as described above, only:

  . At the direction of one or more participants to whose account the DTC interests in the global debentures are credited; and

  . In respect of the portion of the aggregate principal amount of debentures as to which the participant or participants has or have given direction.

Reports

   The book-entry depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to us, the debentures or the book-entry interests.

Notices

   So long as the debentures are listed on the New York Stock Exchange or other national exchange, all notices to holders of the debentures, including any notices with respect to the redemption of all or a portion of the debentures by us or notices with respect to the redemption of all or a portion of the debentures by us or notices with respect to this exchange offer, will be given by publication in a daily newspaper in New York City or appropriate city.

Business Day

   If the day for any payment of principal, premium, if any, or interest is not a business day in the location of each payment agent, that payment will be made on the next following day that is a business day in each location.

Action by Book-Entry Depositary

   If a default occurs with respect to the debentures, or in connection with any other right of the holder of a global debenture under the Indenture, and if the DTC so requests in writing, the book-entry depositary will take any action as will be requested in that notice. The book-entry depositary must be offered reasonable security or indemnity, against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of book-entry interests.

Resignation of Book-Entry Depositary

   The book-entry depositary may resign at any time as book-entry depositary by written notice to us and DTC. This resignation would become effective upon the appointment of a successor book-entry depositary, in which case the global debentures will be delivered to that successor. If we have not appointed a successor within 90 days, the book-entry depositary may request that we issue definitive registered debentures as described earlier in this section.

   If at any time DTC is unwilling or unable to continue as a depositary for the book-entry interests and we do not appoint a successor depositary within 90 days, DTC may request that we issue definitive registered debentures in exchange for the book-entry interests.

Expenses of Book-Entry Depositary

   We have agreed to indemnify the book-entry depositary against certain liabilities incurred by it and pay the charges of the book-entry depositary as agreed between us and the book-entry depositary.

Amendment and Termination of the Deposit Agreement

   We and the book-entry depositary may amend the deposit agreement without notice to or consent of DTC or any owner of a book-entry interest to:

  . cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of DTC or any holder of book-entry interests;

  . evidence the succession of another person to us, when a similar amendment with respect to the Indenture is being executed, and the assumption by any such successor of our covenants in the Indenture;

  .   evidence or provide for a successor book-entry depositary;

  . make any amendment, change or supplement that does not adversely affect DTC or any owner of book-entry interests;

  .   add to our covenants or the covenants of the book-entry depositary;

  . add a guarantor when a guarantor is made a party, to the Indenture pursuant to the Indenture; or

  .   comply with the United States federal securities laws.

   Except as provided in the relevant deposit agreement, no amendment that adversely affects DTC, and no amendment that adversely affects the holders of book-entry interests may be made without the consent of a majority of the aggregate principal amount of book-entry interests outstanding in respect of the debentures. Upon the issuance of definitive registered debentures in exchange for book-entry interests constituting the entire principal amount of debentures, the deposit agreement will terminate. The deposit agreement may be terminated upon the resignation of the book-entry depositary if we do not appoint a successor within 90 days as described earlier in this section.

Information Concerning DTC, Euroclear and Clearstream

   We understand as follows with respect to DTC, Euroclear and Clearstream:

   DTC is:

  .   a limited purpose trust company organized under the New York Banking
      Law;

  .   a banking organization within the meaning of the New York Banking Law;

  .   a member of the Federal Reserve System;

  . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

  . a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge its interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that some persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to those persons may be limited. In addition, beneficial owners of book-entry interests through the DTC system will receive distributions attributable to the global debentures only through DTC participants.

   Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. As participants in DTC, Euroclear and Clearstream provide an interface between non-U.S. investors and the United States securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

Global Clearance and Settlement Under Book-Entry System

   Initial settlement. Initial settlement for the new debentures will be made in United States dollars.

   Book-entry interests owned through DTC, other than through accounts at Euroclear or Clearstream, will follow the settlement applicable to United States corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

   Book-entry interests owned through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-entry interests will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value on the settlement date.

   Secondary market trading. The book-entry interests will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such book-entry interests will therefore settle in same-day funds.

   Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

   A summary of the material Federal income tax considerations of the ownership and disposition of the debentures, Series B preferred stock and common stock is contained in the accompanying prospectus under the heading "Material United States Federal Tax Consequences" and all prospective investors should read this material in its entirety. The discussion is based on current law. The discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations. It also does not discuss all of the aspects of Federal income taxation that may be relevant to a prospective debenture holder or stockholder in light of his or her particular circumstances or to certain types of stockholders or debenture holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

   EACH PERSON CONSIDERING INVESTING IN EITHER DEBENTURES OR SERIES B PREFERRED STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST,

INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                             PLAN OF DISTRIBUTION

   We will sell the debentures and Series B preferred stock offered hereby in a public offering for cash. It is anticipated that Cohen & Steers Capital Advisors, LLC will obtain indications of interest from potential institutional investors in various jurisdictions in connection with the sale of the debentures and Series B preferred stock offered hereby. Cohen & Steers has no commitment to take or purchase any of the securities in this offering and will act only as an agent in the institutional sales of the securities, where permitted by applicable state securities laws. Cohen & Steers will be paid a fee in the amount of approximately 3% of the aggregate amount of debentures and Series B preferred stock sold in this offering to such institutional investors.

   In addition, we have agreed to indemnify Cohen & Steers against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments Cohen & Steers may be required to make in respect thereof.

   In the ordinary course of business, Cohen & Steers and/or its affiliates have engaged and may in the future engage in financial advisory, investment banking and other transactions with us for which customary compensation has been, and will be, received.

                                 LEGAL MATTERS

   The legality of the securities and certain other legal matters have been passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not issue these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these + +securities in any jurisdiction where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                            Dated: October 25, 2001

Prospectus

                                  $100,000,000

                        SIZELER PROPERTY INVESTORS, INC.

            DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK, WARRANTS

  We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

  .   senior debt securities;

  .   subordinated debt securities;

  .   shares of common stock;

  .   shares of preferred stock; or

  .   warrants to purchase debt securities, preferred stock or common stock.

  We will provide the specific terms of these securities in supplements to this prospectus in connection with each offering. These terms may include:

In the case of any securities:
               In the case of debt securities:
                                In the case of preferred stock:
                                                In the case of warrants:
 .   offering   .   interest     .   dividends   .   the
    price;         rate;            rights;         types of
 .   size of    .   maturity;    .   liquidation     securities
    offering;  .   ranking;         preferences;    that may
 .   underwriting                .   redemption      be
    discounts;                      provisions;     acquired
               .   redemption                       upon
                   provisions;                      exercise;
 .   limitations    and          .   conversion
    on         .   additional       privileges;
    direct         covenants.       and         .   expiration
    or                          .   voting          date;
    beneficial                      and other   .   exercise
    ownership;                      rights.         price;
    and                                             and
 .   restrictions                                .   terms of
    on                                              exercisability.
    transfer.

  The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

  An investment in securities involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus for a discussion of risk factors that you should consider in connection with an investment in the securities.

 NEITHER  THE SECURITIES  AND  EXCHANGE COMMISSION  NOR  ANY STATE  SECURITIES
  COMMISSION  HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED  UPON
    THE ACCURACY OR ADEQUACY OF  THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

                The date of this prospectus is October   , 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS......................................................   4

WHERE YOU CAN FIND MORE INFORMATION........................................   4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   4

ABOUT SIZELER PROPERTY INVESTORS, INC......................................   5

RISK FACTORS...............................................................   5
  Real Estate Industry Risks...............................................   5
  Risks Associated with our Properties.....................................   6
  Financing Risks..........................................................   7
  Other Risks..............................................................   7

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS............................   8

USE OF PROCEEDS............................................................   8

RATIO OF EARNINGS TO FIXED CHARGES.........................................   9

DESCRIPTION OF DEBT SECURITIES.............................................   9
  General..................................................................   9
  Denomination, Interest, Registration and Transfer........................  11
  Merger, Consolidation or Sale............................................  12
  Certain Covenants........................................................  13
  Events of Default, Notice and Waiver.....................................  13
  Modification of the Indentures...........................................  15
  Conversion Rights........................................................  16
  Redemption of Securities.................................................  16
  Subordination............................................................  16
  Subrogation..............................................................  16
  Global Securities........................................................  16

DESCRIPTION OF CAPITAL STOCK...............................................  17
  General..................................................................  17

DESCRIPTION OF COMMON STOCK................................................  17
  Shareholder Rights Plan..................................................  17

DESCRIPTION OF PREFERRED STOCK.............................................  18

DESCRIPTION OF WARRANTS....................................................  19
  Exercise of Warrants.....................................................  20
  Amendments and Supplements to Warrant Agreement..........................  20
  Common Stock Warrant Adjustments.........................................  20

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BY-LAWS.............  21
  The Board of Directors...................................................  21
  Business Combinations....................................................  21
  Control Share Acquisitions...............................................  22
  Advance Notice of Director Nominations and New Business..................  23

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES............................  23
  Introductory Notes.......................................................  23
  Taxation of the Company..................................................  23
  Requirements for Qualification...........................................  24

                                                                            Page
                                                                            ----
  Qualified REIT Subsidiaries..............................................  25
  Taxable REIT Subsidiaries................................................  25
  Income Tests.............................................................  26
  Asset Tests..............................................................  27
  Annual Distribution Requirements.........................................  27
  Failure to Qualify.......................................................  28
  Taxation of Stockholders.................................................  28
  Backup Withholding Tax and Information Reporting.........................  32
  Taxation of Domestic Debenture Holders...................................  33
  Taxation of Non-U.S. Debenture Holders...................................  35

PLAN OF DISTRIBUTION.......................................................  36

LEGAL MATTERS..............................................................  37

EXPERTS....................................................................  37

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC's rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

   You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's website (http://www.sec.gov). We also have a website (www.sizeler.net) through which you may access our SEC filings. Please note that our website contains various financial data and analyses computed or prepared by third parties and that we may not have verified and confirmed the accuracy of all such data. Therefore, we disclaim all responsibility for its accuracy. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange, Inc., which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE under the symbol "SIZ".

   Information contained on our website is not a part of this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information contained in documents that we file with them: that means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

   We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and before we sell all the securities offered by this prospectus.

  .   Our Annual Report on Form 10-K for the year ended December 31, 2000.

  .   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

  .   Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

  .   Our Current Report on Form 8-K dated June 26, 2001.

   You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

                       Sizeler Property Investors, Inc.
                      Attention: Chief Financial Officer
                            2542 Williams Boulevard
                            Kenner, Louisiana 70062
                                (504) 471-6200

                    ABOUT SIZELER PROPERTY INVESTORS, INC.

   We are a self-administered and self-managed equity real estate investment trust that acquires, develops, owns and operates income-producing retail shopping centers and apartment properties in the southeastern region of the United States. We are a self-administered REIT in that we provide our own investment and administrative services internally through our own employees. We are also self-managed as we internally provide, through a wholly-owned subsidiary, the management, leasing and development services that our properties require through our own employees. Our investment objective is to acquire and develop high-quality properties at attractive initial yields with potential for future growth in cash flows. As of June 30, 2001, our existing portfolio contained 16 retail shopping centers (one of which, Camelot Shopping Center, was sold in July 2001) with approximately 2.7 million square feet of gross leasable area and 14 apartment properties containing approximately 3,400 units. During the six month period ended June 30, 2001, our retail and apartment properties were, on average, approximately 92% and 98% leased, respectively. Our principal executive offices are located at 2542 Williams Boulevard, Kenner, Louisiana 70062. Our telephone number is (504) 471-6200.

                                 RISK FACTORS

   Before you decide to purchase securities, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus. From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Exchange Act) in documents filed under the Securities Act, the Exchange Act, press releases or other public statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. Potential investors should not place undue reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. In addition to specific factors that may be disclosed simultaneously with any forward-looking statement, some of the factors related to us and our businesses that could cause actual results to differ materially from a forward-looking statement are set forth below.

Real Estate Industry Risks

   We face risks associated with local real estate conditions in areas where we own properties. We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of retail space or apartments in a local area or a decline in the attractiveness of our properties to shoppers, residents or tenants would have a negative effect on us.

   Other factors that may affect general economic conditions or local real estate conditions include:

  .   population and demographic trends;

  .   employment and personal income trends;

  .   income tax laws;

  .   availability and costs of financing;

  .   construction costs; and

  .   weather conditions that may increase or decrease energy costs.

   We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties. The real estate business is highly competitive. We compete for interests in properties with other real estate investors and purchasers, many of whom have greater financial resources, revenues, and geographical diversity than we have. Furthermore, we compete for tenants with other property owners. All of our shopping center and apartment properties are subject to significant local competition. We also compete with a wide variety of institutions and other investors for capital funds necessary to support our investment activities and asset growth. In addition, our portfolio of retail properties faces competition from other properties within each submarket where they are located. Our apartment portfolio competes with providers of other forms of housing, such as single family housing. Competition from single family housing increases when low interest rates make mortgages more affordable.

   We are subject to significant regulation that inhibits our activities. Local zoning and use laws, environmental statutes and other governmental requirements restrict our expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the Americans with Disabilities Act may require us to modify our properties. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted or what changes may be implemented to existing legislation.

Risks Associated with our Properties

   We may be unable to renew leases or relet space as leases expire. When a lease expires, a tenant may refuse to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property's operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

   We have been and may continue to be affected negatively by tenant bankruptcies and leasing delays. At any time, a shopping center tenant may experience a downturn in its business that may weaken its financial condition. Similarly, a general decline in the economy may result in a decline in the demand for apartments. As a result, our commercial and residential tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any such event could result in the termination of that tenant's lease and losses to us.

   We receive a substantial portion of our shopping center income as rents under long-term leases. If retail tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we may deem it advisable to modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs, taxes and insurance.

   Coverage under our existing insurance policies may be inadequate to cover losses. We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering our business operations, employees and assets. However, we would be required to bear all losses that are not adequately covered by insurance. Although we believe that our insurance programs are adequate, we cannot assure you that we will not incur losses in excess of our insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

   We face risks due to lack of geographic diversity. All of our properties are located in Louisiana, Florida and Alabama. General economic conditions and local real estate conditions in these geographic regions have a particularly strong effect on us.

   We face possible environmental liabilities. Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for substantial property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to sell or lease real estate or to borrow using the real estate as collateral.

   We have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of unknown environmental conditions or violations with respect to the properties we formerly owned. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed of, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability.

   We are not currently aware of any environmental liabilities relating to our investment properties which would have a material adverse effect on the our business, assets, or results of operations. However, we cannot assure you that environmental liabilities will not arise in the future.

Financing Risks

   We face risks generally associated with our debt. We finance a portion of our investments in real estate through debt. Although we have never missed a required payment of principal or interest or otherwise defaulted on a required payment related to our indebtedness, this debt creates risks, including:

  .   rising interest rates on our floating rate debt;

  . failure to repay or refinance existing debt as it matures, including our outstanding convertible debentures, which may result in forced disposition of properties on disadvantageous terms;

  .   refinancing terms less favorable than the terms of existing debt; and

  .   failure to meet required payments of principal and/or interest.

   We may amend our business policies without your approval. Our Board of Directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies. Although the Board of Directors has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

Other Risks

   We are subject to restrictions that may impede our ability to effect a change in control. Certain provisions contained in our Charter and Bylaws, our Shareholder Rights Agreement and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control. These provisions include the following:

  . Our Charter provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a "staggered board." By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our Board of Directors in control for a longer period of time than stockholders may desire.

  . Our Charter generally limits any holder from acquiring more than 9.9% or more (in value or in number, whichever is more restrictive) of our outstanding equity stock (defined as all of our classes of capital stock, except our excess stock). While this provision is intended to assure our ability to remain a qualified REIT for income tax purposes, the ownership limit may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.9% of the outstanding shares of equity stock or otherwise effect a change in control.

  . In August 1998, our Board of Directors adopted a shareholder rights plan. Under the terms of the plan, we declared a dividend of rights on our common stock. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares. The rights plan is intended to prevent abusive hostile takeover attempts by requiring a potential acquiror to negotiate the terms with our Board of Directors. However, it could have the effect of deterring or preventing our acquisition, even if a majority of our stockholders were in favor of such acquisition, and could have the effect of making it more difficult for a person or group to gain control of us or to change existing management.

   We may fail to qualify as a REIT. If we fail to qualify as a REIT, we will be subject to Federal income tax at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service.

   To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied with these requirements because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we are qualified or will remain qualified.

   We may be unable to comply with the strict income distribution requirements applicable to REITs. To obtain the favorable tax treatment associated with qualifying as a REIT, we are required each year to distribute to our stockholders at least 90% of our net taxable income. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions were not favorable for borrowing. As of this date, we have not needed to incur such borrowings.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements with respect to our financial condition, results of operations and business and on the expected impact of this exchange offer on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described under "Risk Factors" in this prospectus, that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with this offering.

   In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages 5 to 8 of this prospectus.

                                USE OF PROCEEDS

   Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds of any sale of securities for general corporate purposes, including, without limitation, the repayment of debt and the development and acquisition of additional properties.

                      RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.11, 1.14, 1.16, 1.17 and 1.15,
respectively. For each of the six months ended June 30, 2001 and 2000, our ratio of earnings to fixed charges was 1.15 and 1.12, respectively. For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization of debt issuance costs. There were no shares of preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends are identical to the ratio of earnings to fixed charges.

   Ratio of EBITDA to Fixed Charges. Our ratio of EBITDA to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.78, 1.84,
1.83, 1.82 and 1.73, respectively. For each of the six months ended June 30, 2001 and 2000, our ratio of EBITDA to fixed charges was 1.84 and 1.80, respectively. "EBITDA," as used here, is earnings before interest expense, income taxes, depreciation and amortization. We have included information concerning EBITDA because we believe that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation as a substitute for net income, cash flows or other consolidated or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. While EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.

                        DESCRIPTION OF DEBT SECURITIES

   The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be set forth in the applicable indenture or in one or more indenture supplements and described in the applicable prospectus supplement.

   The debt securities will be issued under one or more separate indentures, as amended or supplemented from time to time, between us and a trustee to be selected by us. A copy of a form of indenture is filed as an exhibit to this prospectus and will be available for inspection at the corporate offices of the trustee, or as described under the heading "Where You Can Find More Information" in this prospectus. The indentures will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. We will execute the applicable indenture when and if we issue debt securities. The following summary of certain provisions of the debt securities and the indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to all of the provisions of the indentures, including the definitions of certain terms and the applicable prospectus supplement. You should read the indentures carefully to fully understand the terms of the debt securities.

General

   The debt securities will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities.

   The indebtedness represented by the senior debt securities will rank equally with our other senior debt that may be outstanding from time to time. The payment of principal, premium, if any, and interest on indebtedness represented by subordinated debt securities will be subordinated, to the extent provided in a subordinated indenture, in right of payment to the prior payment in full of our senior debt.

   Each indenture will provide that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time (i) in or pursuant to authority granted by a resolution of the Board of Directors; (ii) as established in the applicable indenture; or (iii) as may be established in one or more supplemental indentures to the applicable indenture. All debt securities of one series need not be issued at the same time. Unless otherwise provided, a series may be reopened for issuances of additional debt securities of that series. This may be done without the consent of the holders of that series.

   Each indenture may provide that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities. A successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee with respect to different series of debt securities, each of those trustees will be a trustee of a trust under the applicable indenture separate from the trust administered by any other trustee of that series. Except as otherwise indicated, any action described to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

   The prospectus supplement relating to any series of debt securities being offered will contain the specific terms of that series, including the following:

  (i)    the title of such series of debt securities;

  (ii) the classification of such series of debt securities as senior debt securities or subordinated debt securities;

  (iii) the aggregate principal amount of such series of debt securities and any limit on the aggregate principal amount;

  (iv) the percentage of the principal amount at which such series of debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity of such series of debt securities;

  (v) if convertible in whole or in part into shares of common stock or shares of preferred stock, the terms on which such series of debt securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the shares of common stock or shares of preferred stock receivable on conversion;

  (vi) the date or dates, or the method for determining the date or dates, on which the principal of such series of debt securities will be payable;

  (vii) the rate or rates (which may be fixed or variable), or the method by which such rate or rates will be determined, at which such series of debt securities will bear interest, if any;

  (viii) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any interest will be payable, the Regular Record Dates for the Interest Payment Dates, or the method by which the dates will be determined, the person to whom the interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

  (ix) the place or places where the principal, premium, if any, and interest on the debt securities will be payable, where the debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

  (x) the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we were to have that option;

  (xi) our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to the obligation;

  (xii) if other than U.S. dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  (xiii) whether the amount of payments of principal, premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts will be determined;

  (xiv) any additions to, modifications of or deletions from the terms of the debt securities with respect to Events of Default or covenants set forth in the applicable indenture;

  (xv) whether such debt securities will be issued in certificated or book-entry form;

  (xvi) whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

  (xvii) the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture;

  (xviii) if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered; and

  (xix) any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

   The debt securities may provide for less than the entire principal amount to be payable upon declaration of acceleration of the maturity of such debt securities. Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

   The indentures will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction in which we are involved or in the event of a change in control, unless otherwise specified in the applicable prospectus supplement. Restrictions on ownership and transfers of our common stock and shares of preferred stock are designed to preserve our status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Capital Stock--General" and "Risk Factors--Other Risks." You should read the applicable prospectus supplement carefully for information with respect to any deletions from, modifications of or additions to our Events of Default. The applicable prospectus supplement may also contain changes to the covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

   Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

   Unless otherwise specified in the applicable prospectus supplement, the principal, applicable premium and interest on any series of debt securities will be payable at the corporate trust office of the applicable trustee. The address of that trustee will be stated in the applicable prospectus supplement. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities. Such payment may also be made by wire transfer of funds to that person at an account maintained within the United States.

   Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will from that time cease to be payable to the holder on the applicable regular record date. It may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of that interest which record date will be fixed by the applicable trustee. Notice of the payment will be given to the holder of that debt security not less than ten days before the record date. It may also be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

   Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of that transfer agent or approve a change in the location through which any of those transfer agents act. However, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

   We will not nor will any trustee be required to do any of the following:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

  . register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part;

  . exchange any bearer security so selected for redemption, except to exchange such bearer security for a registered security of that series of like tenor when immediately surrendered for redemption; or

  . issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale

   We will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, if:

  . either we will be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which has received the transfer of such assets will expressly assume payment of the principal, premium, if any, and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

  . immediately after giving effect to the transaction, no Event of Default under the applicable indenture has occurred and be continuing; and

  . an officer's certificate and legal opinion covering such conditions will be delivered to each trustee.

Certain Covenants

   Existence. Except as described above under "--Merger, Consolidation or Sale," we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence.

   Payment of Dividends. We will not be permitted to declare or pay any dividends or make any distributions to holders of our capital stock (other than dividends or distributions necessary to maintain our REIT status), or purchase, redeem or otherwise acquire or retire any of our capital stock if at the time of such action an event of default has occurred and is continuing or would exist immediately after giving effect to such action. See "Events of Default, Notice and Waiver" below.

   Provision of Financial Information. We will, to the extent permitted under the Exchange Act, file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents, which we refer to as the Financial Information, which we may be required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act on or before the respective dates by which we may be required so to file those documents. We will also, within 15 days of each Required Filing Date, to all holders of debt securities, as their names and addresses appear in the Security Register, mail copies of the annual reports and quarterly reports. These reports will be sent without cost to each holder of debt securities. We will also file with the trustees copies of the Financial Information. If our filing of such documents with the Commission is not permitted under the Exchange Act, we will promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of these documents to any prospective holder of debt securities.

   Additional Covenants And/or Modifications to The Covenants Described Above. Any additional covenants and/or modifications to the covenants we have described above with respect to any debt securities or series of debt securities will be set forth in the applicable indenture or an indenture supplemental to the applicable indenture and described in the prospectus supplement relating to those debt securities. These covenants will include any covenants relating to limitations on incurrence of indebtedness or other financial covenants.

Events of Default, Notice and Waiver

   The following will be Events of Default under the applicable indenture with respect to the debt securities of any series: (i) default for 30 days in the payment of any installment of interest on any debt security of that series;
(ii) default in the payment of principal of (and premium, if any, on) any debt security of that series at its maturity, upon redemption or otherwise; (iii) default in making any sinking fund payment as required for any debt security of that series; (iv) default in the performance or breach of any other of our covenants or warranties contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than that series), that continues for 60 days after written notice as provided in the applicable indenture; (v) default in the payment of an aggregate principal amount exceeding $1,000,000 of any of our indebtedness, mortgage, indenture or other instrument under which that indebtedness is issued or by which the indebtedness is secured. However, the default must have occurred after the expiration of any applicable grace period and must have resulted in the acceleration of the maturity of the indebtedness, but only if that indebtedness is not discharged or the acceleration is not rescinded or annulled within a specified period of time;
(vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company; and (vii) any other Event of Default provided with respect to a particular series of debt securities.

   If an Event of Default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice to us (and to the applicable trustee if given by the holders). However, at any time after that declaration of acceleration with respect to debt securities of that series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of that series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul such declaration and its consequences. This rescission may occur if:

  . we have deposited with the applicable trustee all required payments of the principal, premium, if any, and interest on the debt securities of the series (or of all debt securities then outstanding under the applicable indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

  . all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) have been cured or waived as provided in the indenture.

   Each indenture will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences. This waiver does not apply to the following:

  . a default in the payment of the principal of, premium, if any, or interest on any debt security of the series; or

  . a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected by that default.

   Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to that indenture or for any remedy allowed under the indenture. However, proceedings may be instituted in the cases of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of indemnity reasonably satisfactory to it. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, premium, if any, and interest on, and any additional amounts in respect of those debt securities at the respective due dates.

   Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture. However, if such holders have offered to the trustee reasonable security or indemnity the trustee is obligated to exercise its rights or powers under the applicable indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee exercising any trust or power conferred upon that trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve that trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of that series not joining therein.

   Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers. This certificate will state whether or not the officer has knowledge of any default under the applicable indenture. If the officer has this knowledge, the certificate will specify each default and the nature and status of that default.

Modification of the Indentures

   Modifications and amendments of an indenture will not be permitted to be made unless the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under that indenture which are affected by the modification or amendment is obtained. However, none of these modifications or amendments may, without the consent of the holder of each such debt security affected thereby, do any of the following things:

  . change the stated maturity of the principal of, or any installment of interest, or premium on any such debt security;

  . reduce the principal amount of, or the rate or amount of interest on any such debt security;

  .   reduce any premium payable on redemption of, any such debt security;

  . reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

  . change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such debt security;

  . impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

  . reduce the stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions of that indenture or certain defaults and consequences thereunder;

  . reduce the quorum or voting requirements set forth in the applicable indenture;

  . modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action; or

  . to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security.

   The holders of not less than a majority in principal amount of outstanding debt securities of each series affected by those covenants in the indenture will have the right to waive compliance by us with certain covenants in the indenture.

   We may amend and modify each indenture and substitute the respective trustee thereunder without the consent of any holder of debt securities for any of the following purposes:

  . to evidence the succession of another entity to us as obligor under the applicable indenture;

  . to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect; or

  . to cure any ambiguity, defect or inconsistency in an indenture, provided that such action will not adversely affect the interests of holders of debt securities of any series issued under such indenture in any material respect.

Conversion Rights

   The terms and conditions, if any, upon which the debt securities are convertible into shares of common stock or shares of preferred stock will be set forth in the applicable prospectus supplement relating thereto. The terms will include:

  . whether such debt securities are convertible into shares of common stock or shares of preferred stock;

  .   the conversion price (or manner of calculation thereof);

  .   the conversion period;

  . provisions as to whether conversion will be at the option of the holders or the Company; and

  . the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.

Redemption of Securities

   Each indenture will provide that our debt securities may be redeemed at any time at our option, in whole or in part, at a stated redemption price, except as may otherwise be provided in connection with any debt securities or series of debt securities under the applicable indenture.

Subordination

   The payment of the principal of premium and interest on any subordinated debt securities will be expressly subordinated, to the extent and in the manner set forth in an indenture governing such subordinated debt securities, in right of payment to the prior payment in full of all of our senior debt. Such subordination provisions will be described in detail in the applicable prospectus supplement.

Subrogation

   Subject to the payment in full in cash of all amounts then due (whether by acceleration of the maturity thereof or otherwise) on account of all senior debt at the time outstanding, the holders of a subordinated debt security will be subrogated to the rights of the holders of senior debt to receive payments or distributions of cash, property or securities of the Company applicable to the senior debt until the principal of (and premium, if any) and interest on the subordinated debt securities is paid in full.

Global Securities

   The debt securities of a series may be issued in whole or in part in the form of one or more Global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global securities, if any, issued in the United States are expected to be deposited with the Depository Trust Company. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

                         DESCRIPTION OF CAPITAL STOCK

   The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our Charter and Bylaws for the complete provisions thereof.

General

   The total number of shares of capital stock of all classes that we are authorized to issue is 70,000,000. Currently, the Charter authorizes the issuance of 51,484,000 shares of common stock, par value $.0001 per share, 40,000 shares of Series A preferred stock, par value $.0001 per share, 2,476,000 shares of Series B preferred stock, par value $.0001 per share, and 16,000,000 shares of excess stock, par value $.0001 per share. Only shares of common stock are now outstanding. The common stock is currently listed on the New York Stock Exchange under the symbol "SIZ".

   Our Board of Directors is authorized by the Charter, to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

   Pursuant to the provisions of the Charter, if a transfer of stock occurs such that any person would own, beneficially or constructively, 9.9% or more (in value or in number, whichever is more restrictive) of our outstanding equity stock (excluding shares of excess stock), then the amount in excess of the 9.9% limit will automatically be converted into shares of excess stock and any such transfer will be void from the beginning. However, such restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of excess stock.

                          DESCRIPTION OF COMMON STOCK

   The holders of common stock are entitled to one vote on all matters to be voted upon by the stockholders. The holders of common stock have no cumulative voting rights. Additionally, subject to the rights of holders of preferred stock, holders of common stock are entitled to receive such dividends as may be declared from time to time by the directors out of funds legally available therefore. The holders of shares of excess stock have no voting rights or dividend rights and shares of excess stock are not transferrable.

   The registrar and transfer agent for shares of our common stock is The Bank of New York.

Shareholder Rights Plan

   Our Shareholder Rights Agreement provides that the rights issued under the agreement will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares. Shares of Series A preferred stock are issuable on the exercise of rights that may become exercisable under the Shareholder Rights Agreement.

                        DESCRIPTION OF PREFERRED STOCK

   General. Shares of preferred stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Before issuance of shares of each series, the Board is required to fix for each such series, subject to the provisions of Maryland law and our Charter, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares. The shares of preferred stock will, when issued, be fully-paid and non-assessable and will have no preemptive rights.

   The prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:

  (i)    The title and stated value of such shares of preferred stock;

  (ii) The number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

  (iii) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of preferred stock;

  (iv) The date from which dividends on such shares of preferred stock will accumulate, if applicable;

  (v) The procedures for any auction and remarketing, if any, for such shares of preferred stock;

  (vi) The provision for a sinking fund, if any, for the shares of preferred stock;

  (vii) The provisions for redemption, if applicable, of the shares of preferred stock;

  (viii) Any listing of the shares of preferred stock on any securities exchange;

  (ix) The terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of common stock of the Company, including the conversion price (or manner of calculation thereof);

  (x) A discussion of federal income tax considerations applicable to such shares of preferred stock;

  (xi) The relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

  (xii) Any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

  (xiii) Any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

  (xiv) Any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.

   The Registrar and Transfer Agent for the shares of preferred stock will be set forth in the applicable prospectus supplement.

   The description of the provisions of the shares of preferred stock set forth in this prospectus and in the related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to our Charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock. In connection with any offering of shares of preferred stock, Articles Supplementary will be filed with the SEC as an exhibit or incorporated by reference in the Registration Statement.

                            DESCRIPTION OF WARRANTS

   We may issue warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the securities warrant agreement and the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the securities warrant agreement and the securities warrant certificates relating to each series of warrants which will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part at or before the time of the issuance of that series of warrants.

   If warrants are offered, the applicable prospectus supplement will describe the terms of those warrants, including, in the case of warrants for the purchase of debt securities, the following:

  .   the offering price;

  . the denominations and terms of the series of debt securities purchasable upon exercise of such warrants;

  . the designation and terms of any series of debt securities with which such warrants are being offered and the number of such warrants being offered with such debt securities;

  . the date, if any, on and after which such warrants and the related series of debt securities will be transferable separately;

  . the principal amount of the series of debt securities purchasable upon exercise of each such securities warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise;

  . the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

  .   whether the warrants will be issued in registered or bearer form;

  .   any special United States federal income tax consequences;

  . the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

  .   any other material terms of such warrants.

   In the case of warrants for the purchase of shares of preferred stock or shares of common stock, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:

  .   the offering price;

  . the type and aggregate number of shares purchasable upon exercise of the warrants, the exercise price, and in the case of warrants for shares of preferred stock, the designation, aggregate number and terms of the series of shares of preferred stock with which the warrants are being offered, if any, and the number of such warrants being offered with the shares of preferred stock;

  . the date, if any, on and after which the warrants and the related series of shares of preferred stock, if any, or shares of common stock will be transferable separately;

  . the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

  .   any special United States federal income tax consequences; and

  .   any other material terms of the warrants.

   Warrant certificates may be exchanged for new warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any securities warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such debt securities or to enforce covenants in the applicable indenture. Before the exercise of any warrants to purchase shares of preferred stock or shares of common stock, holders of such warrants will not have any rights of holders of such shares of preferred stock or shares of common stock, including the right to receive payments of dividends, if any, on such shares of preferred stock or shares of common stock, or to exercise any applicable right to vote.

Exercise of Warrants

   Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or number of shares of preferred stock or shares of common stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

   Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the shares of common stock purchasable upon such exercise, together with certain information set forth on the reverse side of the securities warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five
(5) business days, of the securities warrant certificate evidencing such warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock purchasable upon such exercise. If fewer than all of the warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreement

   The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued under the warrant agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

Common Stock Warrant Adjustments

   Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be subject to adjustment in certain events, including:

  . payment of a dividend on the shares of common stock payable in shares of common stock and stock splits, combinations or reclassifications of the shares of common stock;

  . issuance to all holders of shares of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price (as defined in the warrant agreement for that series of shares of common stock warrants); and

  . certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings), or of subscription rights and warrants (excluding those referred to above).

   No adjustment in the exercise price of, and the number of shares of common stock covered by, a shares of common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a shares of common stock warrant will not be adjusted for the issuance of shares of common stock or any securities convertible into or exchangeable for shares of common stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

   In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or exchange of the shares of common stock (other than solely a change in par value or from par value to no par value), then any holder of a shares of common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such shares of common stock warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's shares of common stock warrant immediately before the occurrence of such event. If the consideration to be received upon exercise of the shares of common stock warrant following any such event consists of shares of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such shares of common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock warrant were shares of common stock.

        CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BY-LAWS

   The following paragraphs summarize certain provisions of Maryland law and our Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter, including any Articles Supplementary, and Bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our Charter and our Bylaws.

The Board of Directors

   Our Board of Directors is currently comprised of eight directors. Our Bylaws provide that the Board may alter the number of directors to a number not exceeding 15 nor below the minimum permitted in our Bylaws. Our Charter provides that the members of the Board shall be divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director is to serve for a three year term or until his or her successor is duly elected and has qualified. Holders of shares will have no right to cumulative voting in the election of directors.

Business Combinations

   As a Maryland corporation, we are subject to certain restrictions concerning certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between us and an "interested stockholder." Interested stockholders are persons (i) who beneficially own 10% or more of the voting power of our shares or (ii) are affiliates or associates of us who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our shares. Such business combinations are prohibited for 5 years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of our outstanding voting shares and (ii) 66 2/3% of the votes entitled to be cast by holders of our outstanding voting shares other than shares held by the interested stockholder or an affiliate or associate of the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

   Maryland law provides that, with certain exceptions, "control shares" of a corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the stockholders by the affirmative vote of two-thirds, excluding shares of stock owned by the acquiring person or by officers or directors who are employees of the corporation. "Control shares" are shares of voting stock which, if aggregated with all other such shares previously acquired by such a person, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power: (i) 20% or more but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

   A person who has made or proposes to make a control share acquisition, upon satisfaction of various conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand therefore to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' appraisal rights do not apply in the context of a control share acquisition.

   The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if we are a party to the transaction, or to acquisitions previously approved or exempted by our Charter or Bylaws adopted before the acquisition of stock.

   As permitted under Maryland law, our Bylaws contain a provision opting out of the control share acquisition statute.

Advance Notice of Director Nominations and New Business

   Pursuant to our Bylaws, a stockholder seeking to nominate persons for election to our Board of Directors or propose other business to be conducted at an annual meeting of stockholders or to nominate persons for election of directors at any special meeting of stockholders called for the purpose of electing directors must provide the required notice to our chairman of the board (i) in the case of an annual meeting, generally not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting and (ii) in the case of a special meeting, not later than the earlier of the 10th day following the day on which notice of the special meeting was mailed or public disclosure of the date of the special meeting.

   The purpose of requiring such advance notice by stockholders is to provide the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or advisable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our Bylaws do not give the Board of Directors any power to disapprove of stockholder nominations or proposals for action, they may have the effect of precluding a contest for the election of trustees or the consideration of stockholder proposals if the proper procedures are not followed. In addition, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or in the best interests of the Company and its stockholders. The provisions in our Bylaws regarding advance notice provisions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

Introductory Notes

   The following is a summary of certain federal income tax considerations regarding our REIT election. The tax treatment of a holder of any of the securities will vary depending on the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of securities. A description of certain federal income tax considerations pertaining to holders of the securities will be provided in the relevant prospectus supplement.

   The following summary is based on federal income tax law in effect as of the date hereof. Such law is subject to change without notice, and may be changed with retroactive effect. The summary is for general information only, and does not constitute tax advice.

   EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

   General. We have elected to be taxed as a REIT under Code Sections 856 through 859. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational

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requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since our inception, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See "-- Failure to Qualify" below.

   The following is a general summary of the material Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

   If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation.

   Notwithstanding our REIT election, however, we will be subject to Federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on its items of tax preference. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See "--Annual Distribution Requirements" below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Service regulations that have not yet been promulgated). Eighth, we will be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Requirements for Qualification

   The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) of which not

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more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). In addition, our Charter contains restrictions regarding the transfer of its shares and the issuance of excess stock intended to assist in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Capital Stock of the Company--Restrictions on Transfer." These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

   In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

   To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

   For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied with such requirements. For our tax years beginning January 1, 1998 and after, these records and informational requirements are no longer a condition to REIT election. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

Qualified REIT Subsidiaries

   If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

   A "taxable REIT subsidiary" is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

   Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to

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pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We currently do not have any taxable
REIT subsidiaries.

Income Tests

   In order for us to maintain qualification as a REIT, three separate percentage tests relating to the source of its gross income must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing. Third, for tax years beginning prior to January 1, 1998, gain from the sale or other disposition of
(i) stock or securities held for less than one year; (ii) prohibited transactions; and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

   Rents received by us will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

   Second, rents received from a tenant will not qualify as "rents from real property" if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

   Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under prior law, this 15% test was based on relative adjusted tax basis of both the real and personal property. For taxable years beginning after December 31, 2000, the test is based on relative fair market value of the real and personal property.

   Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

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

   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of its income to its federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "--General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Asset Tests

   At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

   1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

   2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

   3. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

   4. Except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

   5. Except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify as "straight debt" under the Internal Revenue Code.

   6. Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

   For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

Annual Distribution Requirements

   We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i)

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

85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

   We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

   We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

   Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

   If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Stockholders

   Taxation of Taxable Domestic Stockholders. As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her shares. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's common stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder's common stock, they will be included in income as long-term capital gain (or short-term

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capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

   In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of common stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

   Distributions that we properly designates as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 20% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater that one year.

   Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

   Upon any taxable sale or other disposition of our stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

  . the amount of cash and the fair market value of any property received on such disposition; and

  .   the U.S. stockholder's adjusted basis in such stock for tax purposes.

   Gain or loss will be capital gain or loss if the stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%. U.S. stockholders that acquire, or are deemed to acquire, stock after December 31, 2000 and who hold the stock for more than five years and certain low income taxpayers may be eligible for a lower long-term capital gains rate. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT's "unrecaptured Section 1250 gain." Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

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

   In general, any loss upon a sale or exchange of securities by a U.S. stockholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. stockholder that are required to be treated by such U.S. stockholder as long-term capital gains.

   Economic Accrual of Redemption Premium on Preferred Stock. For federal income tax purposes, if a corporation issues preferred stock that may be redeemed at a price that is more than a de minimis amount higher than its issue price, the difference is treated as a "redemption premium" that is taxable to the holder on an annual economic accrual basis. If a U.S. stockholder recognizes income as a result of redemption premium on the preferred stock, the holder's tax basis in the preferred stock will increase by the amount included in the holder's gross income.

   Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7),
(c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

   A "qualified trust" (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

   The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of stock in our Charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the Board of Directors.

   Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in common stock, including any reporting requirements.

   Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless
(i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

   Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

   For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

   Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

  . the investment in our stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

  . the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  . our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

   Our stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

   We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

   Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

  . the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  . the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

   If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

Backup Withholding Tax and Information Reporting

   U.S. Holders. In general, information-reporting requirements will apply to certain U.S. holders to payments of dividends on our stock, OID, interest, and payments of the proceeds of the sale of our stock and debentures, unless an exception applies.

   The payor will be required to withhold tax on such payments at the rate of 30.5% (scheduled to be reduced incrementally to 28% by 2006) if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

   In addition, a payor of interest on the debentures or dividends on our stock will be required to withhold tax at a rate of 30.5% (scheduled to be reduced incrementally to 28% by 2006) if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

   Some stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

   Non-U.S. Stockholders. Generally, information reporting will apply to payments of dividends on our stock, interest, including OID, and backup withholding described above for a U.S. stockholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

   The payment of the proceeds from the disposition of stock or debentures to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. stockholders unless the Non-U.S. Stockholder satisfies the requirements necessary to be an exempt Non-U.S. Stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a Non-U.S. Stockholder of stock or debentures to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

   Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury regulations, some stockholders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

   State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the securities.

Taxation of Domestic Debenture Holders

   Stated Interest. This discussion assumes that any debentures will be treated as debt, not equity, for federal income tax purposes. Each U.S. holder of a debenture and the Company must report the debenture as debt for such purposes. The stated interest on a debenture therefore will be taxable to a U.S. holder as ordinary interest income at the time it either accrues or is received, depending on such U.S. holder's method of accounting for federal income tax purposes.

   Original Issue Discount. Generally, a debenture will bear original issue discount ("OID") if and to the extent of any excess of the debenture's "stated redemption price at maturity" over its "issue price." The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate). The "issue price" of a debenture will be the fair market value of the debenture on the date of issuance if the debentures are deemed to be "traded on an established securities market" under the Code and as provided in Treasury regulations. If the debentures are not so traded, the "issue price" of a debenture will be its "stated redemption price at maturity." Holders should consult their tax advisor regarding whether the debentures will be considered "traded on an established market" under the applicable regulations.

   OID would not be includible in a U.S. holder's income, however, if the U.S. holder is treated as having acquired the debenture at a "premium."

   A U.S. holder will be treated as having acquired a debenture at a "premium" if the adjusted basis of the debenture in the hands of the U.S. holder on the date of issuance exceeds the sum of all amounts payable on the debenture other than payments of qualified stated interest.

   If a U.S. holder's adjusted basis in a debenture is less than or equal to the debenture's adjusted issue price, the U.S. holder must include OID in income as it accrues (and may be subject to the market discount rules discussed below). The amount of accrued OID includible in income by such a U.S. holder would be the sum of the "daily portions" of OID with respect to the new debenture for each day during the taxable year or portion of the taxable year in which such U.S. holder held such new debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a debenture may be of any length and may vary in length over the term of the debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium) and reduced by any payments made on such debenture (other than qualified stated interest) on or before the first day of the accrual period. Special rules will apply for calculating OID for an initial short accrual period. As OID accrues and is included in a U.S. holder's income, it is added to the U.S. holder's tax basis in the new debentures.

   Market Discount. Generally, the market discount rules discussed below will apply to any debenture if the U.S. holder's tax basis in the debenture is less than the debenture's "adjusted issue price." If the debentures do not have OID, the market discount rules generally will apply if the stated redemption price at maturity exceeds the Holder's initial tax basis in the debentures.

   Gain recognized on the disposition (including a redemption) of a debenture that has accrued market discount will be treated as ordinary income, not capital gain, to the extent of the accrued market discount, provided that the amount of market discount exceeds a statutory de minimis amount. "Market discount" is defined as the excess, if any, of (i) the stated redemption price at maturity (or, in the case of a debt obligation with OID, the adjusted issue price) over (ii) the tax basis of the debt obligation in the hands of the U.S. holder immediately after its acquisition.

   Unless a U.S. holder elects otherwise, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the U.S. holder and the denominator of which is the number of days after the U.S. holder's acquisition of the obligation up to and including its maturity date. A U.S. holder of a debenture acquired at market discount may also be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to carry the debenture until it is disposed of in a taxable transaction.

   If a U.S. holder of a debenture acquired at market discount disposes of such debenture in any transaction other than a sale, exchange or involuntary conversion, even though otherwise nontaxable (e.g., a gift), such U.S. holder will be deemed to have realized an amount equal to the fair market value of the debenture and would be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain.

   A U.S. holder of a debenture acquired at market discount may elect to include the market discount in income as it accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current income inclusion election would apply to all market discount obligations acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the IRS. If a U.S. holder of a debenture so elects to include market discount in income currently, the rules discussed above with respect to ordinary income recognition resulting from sales and certain other disposition transactions and to deferral of interest deductions would not apply.

   Amortizable Bond Premium. Generally, a U.S. holder who acquires a debenture will have amortizable bond premium to the extent of the excess, if any, of its basis in the debenture over the amount payable on maturity of the debenture (or on an earlier call date if use of the earlier call date results in a smaller amortizable bond premium).

   A U.S. holder may elect to amortize any bond premium under Section 171 of the Code on a constant yield basis over the period from the acquisition date to the maturity date of the debenture (or, in certain circumstances, until an earlier call date) and, except as future Treasury regulations may otherwise provide, reduce the amount of interest included in income in respect of the debenture by such amount. A U.S. holder who elects to amortize bond premium must reduce its adjusted basis in the debenture by the amount of such allowable amortization. An election to amortize the bond premium would apply to all amortizable bond premium on all taxable bonds held at or acquired after the beginning of the U.S. holder's taxable year as to which the election is made, and may be revoked only with the consent of the IRS.

   The amount of amortizable bond premium does not include any amount attributable to the conversion feature of the new debenture. The value of the conversion feature for purposes of the amortization of bond premium may be determined under any reasonable method.

   The amortized bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes and is limited to the purchaser's investment income from the debt instrument for the year. No deduction of unamortized bond premium will be allowed on conversion of a debenture into Common Stock. Each U.S. holder is urged to consult its tax advisors as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes. If an election to amortize the bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the new debenture.

   Election to Treat All Interest as Original Issue Discount. A U.S. holder may elect to include in gross income all interest that accrues on the debentures using the constant-yield method with the modifications described below. For this purpose, interest includes stated interest, OID, market discount and de minimis market discount, as adjusted by an acquisition premium or amortizable bond premium. In applying the constant-yield method, the issue price of the debenture will equal the electing U.S. holder's adjusted basis in the debenture immediately after its acquisition, the issue date of the debenture will be the date of its acquisition by the electing U.S. holder and no payments on the debenture will be treated as payments of qualified stated interest.

   Sale or Redemption. Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a debenture will be a taxable event for federal income tax purposes. In such event, a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (other than in respect of accrued and unpaid interest thereon, which will be taxable as ordinary income) and (ii) the U.S. holder's adjusted tax basis therein (as increased by any market discount previously included in income by the U.S. holder and decreased by any amortizable bond premium deducted over the term of the debenture by the U.S. holder). Subject to the discussion under "--Market Discount," such gain or loss should be capital gain or loss and will be long-term capital gain or loss if the debenture had been held by the U.S. holder for more than one year at the time of such sale, exchange, redemption or other disposition.

Taxation of Non-U.S. Debenture Holders

   Interest and OID on New Debentures. Neither interest paid by the Company to a Non-U.S. Holder nor any original issue discount will be subject to U.S. federal income or withholding tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder, (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (iii) the Non-U.S. Holder is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (iv) either (a) the Non-U.S. Holder certifies to the Company, under penalties of perjury, that the Non-U.S. Holder is not a U.S. person and provides the beneficial owner's name and address on a U.S. Treasury Form W-8 (or suitable substitute form) or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the new debenture certifies, under penalties of perjury, that such Form W-8 (or suitable substitute form) has been received from the Non-U.S. Holder by it or by such a financial institution between it and the Non-U.S. Holder and furnishes the payor with a copy thereof. If the foregoing exceptions do not apply, payments on the new debentures may be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be applied under an applicable tax treaty).

                             PLAN OF DISTRIBUTION

   We may sell securities to one or more underwriters for public offer and sale by them or may sell securities offered hereby to the public directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

   The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

   If so indicated in the applicable prospectus supplement, we will authorize the underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts will not be less than nor greater than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of us. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the securities covered by its contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the securities are being sold to underwriters, we have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts.

   Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

   The legality of the securities and certain other legal matters have been passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

                                    EXPERTS

   The consolidated financial statements and schedules of Sizeler Property Investors, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission ("Commission") registration fee.

   Commission Registration Fee........................................  $25,000
   New York Stock Exchange, Inc. Listing Fee..........................   10,000
   Blue Sky fees and expenses.........................................    5,000
   Printing and engraving expenses....................................   50,000
   Trustee, Transfer Agent and Registrar Expenses.....................    5,000
   Legal fees and expenses............................................   50,000
   Accounting fees and expenses.......................................   30,000
   Miscellaneous......................................................    5,000
                                                                       --------
     Total............................................................ $180,000
                                                                       ========

Item 15. Indemnification of Directors and Officers.

   Sizeler Property Investors, Inc. (the "Company") is organized in the State of Maryland. The Maryland General Corporation Law ("MGCL") permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper personal benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

   The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which the person is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and
(a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

   The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Maryland corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation.

   In addition, a director or officer of a Maryland corporation may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

   As a condition to advancing expenses to a director who is a party to a proceeding, the MGCL requires the Company to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by is and
(b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

   The Company's Charter provides that the Company will indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law. The Company's Charter contains a provision which limits a director's or officer's personal liability for monetary damages to the Company or its stockholders. The Company's Charter also provides that the Company will indemnify other employees and agents to the extent authorized by the Company's board of directors or the Company's Bylaws. The Bylaws of the Company do not authorize any such indemnification for non-director, non-officer employees or agents.

   The Company has entered into an indemnification agreement (the "Indemnification Agreement") with each of its directors and officers, and the Board of Directors has authorized the Company to enter into an Indemnification Agreement with each of the future directors and officers of the Company. The MGCL permits a corporation to indemnify its directors and officers. However, the protection that is specifically afforded by the MGCL authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

   The Indemnification Agreement provides that the Company shall indemnify a director or officer who is a party to the agreement (the "Indemnitee"), if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of the Company, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by the Indemnification Agreement. This is similar to the indemnification provided by the MGCL except that indemnification is not available under the Indemnification Agreement to the Indemnitee who pays any amount in settlement of a proceeding without the Company's written consent.

Item 16. Exhibits.

   The following exhibits are included as part of this Registration Statement:

  1*   Form of underwriting agreement.

  3.1 Articles of Incorporation of the Registrant (incorporated by reference to exhibit 3(i) of the Registrant's Form 8-K filed with the SEC on June
       26, 2001).

  3.2 Bylaws, as amended, of the Registrant (incorporated by reference to exhibit 3.2 of the Registrant's Registration Statement on Form S-4 filed with the SEC on October 25, 2001).

  4.1  Form of Articles Supplementary creating Registrant's 10.0% Series B
       Cumulative Redeemable Preferred Stock (incorporated by reference to
       Exhibit 4.1 of the Registrant's Registration Statement on Form S-4 filed with the SEC on October 25, 2001).

  4.2  Form of Indenture for the Registrant's 9.0% Cumulative Subordinated
       Debentures due 2009 (incorporated by reference to exhibit 4.3 of the Registrant's Registration Statement on Form S-4 filed with the SEC on
       October 25, 2001).

  4.3* Form of Warrant Agreement.

  5* Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered.

  8* Opinion of Jaeckle Fleischmann & Mugel, LLP regarding certain tax matters.

 12    Statement of ratio of earnings to fixed charges (filed herewith).

 23.1  Consent of KPMG LLP (filed herewith).

 23.2 Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to Exhibit 5).

 24    Powers of Attorney (included on signature page).

 25*   Statement of Eligibility of Trustee.

--------
* To be filed, if applicable, subsequent to the effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

Item 17. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenner, State of Louisiana as of the 23rd day of October 2001.

                                          Sizeler Property Investors, Inc.

                                                /s/ Sidney W. Lassen
                                          By:__________________________________
                                                    Sidney W. Lassen
                                             Chairman of the Board and Chief
                                                    Executive Officer

                              POWERS OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Sidney W. Lassen or Thomas A. Masilla, Jr. his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities indicated and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Sidney W. Lassen            Chairman of the Board and   October 23, 2001
______________________________________  Chief Executive Officer
           Sidney W. Lassen             (Principal Executive
                                        Officer

    /s/ Thomas A. Masilla, Jr.         Vice Chairman, President    October 23, 2001
______________________________________  and Director (Principal
        Thomas A. Masilla, Jr.          Operating Officer)

       /s/ Robert A. Whelan            Chief Financial Officer     October 23, 2001
______________________________________  (Chief Financial and
           Robert A. Whelan             Principal Accounting
                                        Officer)

       /s/ J. Terrell Brown            Director                    October 23, 2001
______________________________________
           J. Terrell Brown

     /s/ Francis L. Fraenkel           Director                    October 23, 2001
______________________________________
         Francis L. Fraenkel

       /s/ Harold B. Judell            Director                    October 23, 2001
______________________________________
           Harold B. Judell

     /s/ James W. MacFarland           Director                    October 23, 2001
______________________________________
         James W. MacFarland

    /s/ Richard L. Pearlstone          Director                    October 23, 2001
______________________________________
        Richard L. Pearlstone

     /s/ Theodore H. Strauss           Director                    October 23, 2001
______________________________________
         Theodore H. Strauss